UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

OLIN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105 USA
March 15, 2024
Dear Olin Shareholder:
We cordially invite you to attend our 2024 annual meeting of shareholders (annual meeting) on April 25, 2024.
This booklet includes the notice of the annual meeting and proxy statement, which describes the business we will conduct at the annual meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any presentations for the 2024 annual meeting.
Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares online, by telephone or if you received paper copies of our proxy materials by completing, signing and dating and returning a proxy card in the postage paid envelope provided. Even if you plan on attending the annual meeting in person, we encourage you to vote your shares by submitting your proxy in advance of the annual meeting.
At last year’s annual meeting close to 93% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

William H. Weideman
Chairman of the Board

YOUR VOTE IS IMPORTANT We urge you to promptly vote your shares online, by telephone or by completing, signing and dating and returning a proxy card in the postage prepaid envelope.

OLIN CORPORATION
Notice of Annual Meeting of Shareholders

Time:	8:00 a.m. (Central Daylight Time)

Date:	Thursday, April 25, 2024

Place:	Plaza in Clayton Office Tower
190 Carondelet Plaza
Annex Room—16th Floor
Clayton, MO 63105 USA

Purpose:	To consider and act upon the following:
(1)Election of nine directors, all of whom are identified in the proxy statement.
(2) Conduct an advisory vote to approve the compensation for named executive officers.
(3) Ratification of the appointment of the independent registered public accounting firm for 2024.
(4) Shareholder proposal, if properly presented at the meeting.
(5) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of Olin common stock at the close of business on February 26, 2024.

By Order of our Board of Directors:

Dana C. O’Brien
Secretary

Clayton, Missouri
March 15, 2024

OLIN CORPORATION
PROXY STATEMENT
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Proxy Statement Table of Contents

OLIN CORPORATION
PROXY STATEMENT
____________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2024
Olin’s Notice of 2024 Annual Meeting of Shareholders and Proxy Statement and 2023 Annual Report on Form 10-K are available at www.olin.com/proxy.

GENERAL QUESTIONS
Why did I receive a notice in the mail regarding the availability of proxy materials instead of printed copies of the proxy materials?
In accordance with rules adopted by the U.S. Securities and Exchange Commission (SEC), we may furnish proxy materials to the shareholders by providing access to these documents online instead of mailing printed copies. Unless you are a participant in the Olin Corporation Contributing Employee Ownership Plan (CEOP), you will not receive printed copies of the materials unless you request them. Instead, we mailed you the notice regarding the availability of proxy materials (notice) (unless you have previously consented to electronic delivery or already requested to receive printed copies), which describes how you may access and review all of the proxy materials online. The notice regarding the availability of proxy materials provides instructions as to how shareholders can access the proxy materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either in person, online, by telephone, or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the notice regarding the availability of proxy materials. Any notices regarding the availability of proxy materials that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are included on the notice regarding the availability of proxy materials.
This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you prefer to receive printed proxy materials via mail or receive an e-mail with links to the electronic materials, please follow the instructions included on the notice regarding the availability of proxy materials.
Why did I receive this proxy statement?
You received this proxy statement because you owned shares of Olin common stock, $1 par value per share, which we sometimes refer to as common stock or shares, at the close of business on February 26, 2024. Olin’s Board of Directors (Board) is asking you to vote at the annual meeting FOR each of our director nominees identified in Item 1, FOR Items 2 and 3 and AGAINST Item 4 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.
When was the notice regarding the availability of proxy materials distributed to shareholders?
We began to distribute the notice regarding the availability of proxy materials to shareholders via mail and email on or about March 15, 2024.
When was this proxy material mailed to shareholders?
We began to mail the proxy statement and form of proxy to shareholders on or about March 15, 2024.
What if I have questions?
If you have questions, please write them down and send them to the Office of the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA.

Proxy Statement Table of Contents

What will I be voting on?
You will be voting on:
(1)the election of nine directors identified in this proxy statement;
(2)an advisory vote to approve the compensation for named executive officers (NEOs);
(3)the ratification of the appointment of KPMG LLP (KPMG) as Olin’s independent registered public accounting firm for 2024;
(4)the shareholder proposal, if properly presented at the annual meeting; and
(5)any other business properly presented at the annual meeting.
Could other matters be voted on at the annual meeting?
As of March 15, 2024, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons acting as proxies will vote each proxy in accordance with their good faith business judgment as to what is in the best interests of Olin.
How does our Board recommend I vote on the proposals?
Our Board recommends a vote FOR each of the director nominees identified in Item 1, FOR Items 2 and Item 3, and AGAINST Item 4.
What is a broker non-vote?
A broker non-vote occurs when brokers, banks or other nominees holding shares for a beneficial owner have discretionary authority to vote on “routine” matters brought before a shareholder meeting, but the beneficial owner of the shares fails to provide the broker, bank or other nominee with specific instructions on how to vote on any “non-routine” matters brought to a vote at the shareholders meeting.
Brokers, banks and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of KPMG as Olin’s independent registered public accounting firm. A broker, bank or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include the election of directors, the approval, on a non-binding advisory basis, of the compensation paid to Olin’s NEOs and the shareholder proposal. If you are a shareholder that holds shares through an account with a broker, bank or other nominee, please provide specific voting instructions to your broker, bank or other nominee.
Consequently, if you do not submit any voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may exercise its discretion to vote your shares only on the proposal to ratify the appointment of KPMG. If you do not direct your broker, bank or other nominee as to how your shares should be voted, your shares will constitute broker non-votes on each of the other proposals. Broker non-votes will count for purposes of determining whether a quorum exists, but will not be counted as votes cast with respect to such proposals.
What do I need to do to attend the annual meeting in person?

Each attendee must bring a valid, government-issued photo ID, such as a driver’s license or passport, and verification of Olin common stock ownership. For a shareholder of record (a shareholder with a stock certificate or who holds shares in an account with our transfer agent, EQ Shareowner Services) or CEOP participant, please bring your notice of the annual meeting or the upper half of your proxy card. If you hold your shares in an account with a broker, bank or other nominee (i.e., your shares are held in street name), please bring the notice or voting instruction form you received from your broker, bank or other nominee. You may also bring your brokerage or bank account statement reflecting your Olin common stock ownership as of February 26, 2024, the record date for voting. If you hold your shares through a broker, bank or other nominee, you will not be permitted to vote at the meeting without obtaining a “legal proxy” from that nominee.

Please note that cameras, sound or video recording equipment, mobile phones and other similar devices, as well as purses, briefcases, backpacks and packages, will not be allowed in the meeting room. No one will be admitted to the meeting once it begins.

Proxy Statement Table of Contents

How can I obtain directions to be able to attend the annual meeting and vote in person?
You may obtain directions to the Plaza in Clayton Office Tower in Clayton, MO, USA by calling 1-314-290-5039 or online at http://theplazainclayton.axisportal.com/Directions.axis.
VOTING
Who can vote?
All shareholders of record at the close of business on February 26, 2024, are entitled to vote at the annual meeting.
How many votes can be cast by all shareholders?
At the close of business on February 26, 2024, the record date for the annual meeting, we had 119,641,281 outstanding shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such outstanding shares constitutes a quorum. If a share is present for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions and shares held in street name (broker shares) that are voted on any matter will be included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.
How do I vote if I am not the shareholder of record?
If you are not the shareholder of record but hold shares through an account with a broker, bank or other nominee, the broker, bank or other nominee may have special voting instructions that you should follow. Please see the materials sent to you by your broker, bank or other nominee for information on how to vote your shares.
If you want to vote in person at the annual meeting, and you own Olin common stock in an account with a broker, bank or other nominee, you must obtain a legal proxy from that party in their capacity as owner of record for your shares and bring the legal proxy to the annual meeting.
How do I vote if I am the shareholder of record?
You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:
•Vote online:
•Access the website listed in the proxy materials you received.
•Have the notice regarding the availability of proxy materials and/or your proxy card in hand.
•Follow the instructions provided on the website.
•Submit the electronic proxy before the required deadline (April 22, 2024 at 11:59 p.m. Eastern Time for CEOP participants and April 24, 2024 at 11:59 p.m. Eastern Time for all other shareholders).
•Vote by telephone:
•Call the numbers listed in the proxy materials you received.
•Have the notice regarding the availability of proxy materials and/or your proxy card in hand.
•Follow and comply with the recorded instructions by the applicable deadline (April 22, 2024 at 11:59 p.m. Eastern Time for CEOP participants and April 24, 2024 at 11:59 p.m. Eastern Time for all other shareholders).
•Vote by proxy card:
•Complete all of the required information on the proxy card.

Proxy Statement Table of Contents

•Sign and date the proxy card.
•Return the proxy card in the postage paid envelope provided. We must receive the proxy card no later than April 22, 2024 for CEOP participants or no later than April 24, 2024 for all other shareholders, for your vote to be counted.
If you vote in a timely manner online or by telephone, you do not need to return the proxy card for your vote to count.
Where can I access an electronic copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023?
You may access an electronic, searchable copy of the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023, at www.olin.com/proxy.
How are votes counted?
If you specifically mark the proxy card (or vote online or by telephone) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you sign and submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted FOR the election of our director nominees named in Item 1, FOR Items 2 and 3, and AGAINST Item 4. If you submit a proxy card marked “abstain” on any item, your shares will not be voted on that item so marked and your vote will not be included in determining the number of votes cast on that matter. Broker shares that are not voted in the election of director nominees in Item 1 or on Items 2 or 4 will not be included in determining the number of votes cast on those matters.
As of the date of this proxy statement, our Board knows of no business other than that set forth above to be transacted at the annual meeting, but if other matters requiring a vote do arise, it is the intention of the persons acting as proxies to whom you are granting your proxy to vote in accordance with their good faith business judgment as to what is in the best interests of Olin on such matters.
EQ Shareowner Services tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent.
Can I change my vote?
Yes. If you are a shareholder of record, you can revoke a proxy or change your vote before the completion of voting at the meeting by:
•casting a new vote online or by telephone;
•submitting another written proxy with a later date;
•sending a written notice of the change in your voting instructions to the Office of the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA if received no later than April 22, 2024 for CEOP participants or no later than April 24, 2024 for all other shareholders; or
•revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.
If your shares are held in street name, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.
When are the votes due?
Proxies submitted by shareholders online or by telephone will be counted in the vote only if they are received no later than April 24, 2024 by 11:59 p.m. Eastern Time. Shares voted using a proxy card will be counted in the vote only if we receive your proxy card no later than April 24, 2024. Proxies submitted by CEOP participants will be counted in the vote only if they are received by mail, online or by telephone no later than April 22, 2024 by 11:59 p.m. Eastern Time.

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How do I vote my shares held in the Olin Contributing Employee Ownership Plan?
On February 26, 2024, our CEOP held 1,426,696 shares of our common stock. Voya Institutional Trust Company serves as the Trustee of our CEOP. If you are a CEOP participant, you may instruct our CEOP Trustee on how to vote shares of common stock credited to your CEOP account on the items of business listed on the proxy card by voting online, by telephone or by indicating your instructions on your proxy card and completing, signing and dating and returning the proxy card in the postage paid envelope provided. The Trustee will vote shares of common stock held in our CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions. In order for your instructions to be counted by the Trustee, your vote must be received by the Trustee no later than April 22, 2024 at 11:59 p.m. Eastern Time.
How do I vote my shares held in the Automatic Dividend Reinvestment Plan?
EQ Shareowner Services is our registrar and transfer agent and administers our Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, EQ Shareowner Services will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you complete, sign, date and return or the vote you make online or by telephone if received no later than April 24, 2024 at 11:59 p.m. Eastern Time. If you do not submit a proxy card for your shares of record or vote online or by telephone, EQ Shareowner Services will not vote your dividend reinvestment shares.
MISCELLANEOUS
Can I contact Board members directly?
Our Audit Committee has established the following methods for shareholders or other interested parties to communicate directly with our Board and/or its members.
•Mail—Letters may be addressed to our Board or to an individual Board member as follows:
The Olin Board or (Name of the director)
c/o Office of the Secretary
Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, MO 63105 USA
•E-mail—You may send an e-mail message to Olin’s Board at the following address: odirectors@olin.com. In addition, you may send an e-mail message to an individual Board member by addressing the e-mail using the first initial of the director’s first name combined with his or her last name in front of @olin.com.
•Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders or other interested parties may also use this Help-Line to communicate with one or more directors on any Olin matter. The Olin Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States and Canada, the Olin Help-Line can be reached by dialing toll-free 800-362-8348. Callers outside the United States and Canada can find toll-free numbers for several countries available under “Dialing Options” at www.OlinHelp.com or can reach the Olin Help-Line by calling the United States collect at 770-810-1127.
Who pays for this proxy solicitation?
Olin will pay the entire expense of this proxy solicitation.
Who solicits the proxies and what is the cost of this proxy solicitation?
Our Board is soliciting the proxies on behalf of Olin. Olin will reimburse brokers, banks and other nominees for their expenses in forwarding proxy solicitation materials to holders.
How will the proxies be solicited?
Our directors, officers and employees may solicit proxies by personal interview, e-mail, mail and telephone, and we will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares.

Proxy Statement Table of Contents

How can I submit a shareholder proposal at the 2025 annual meeting?
If you want to present a proposal for consideration at the 2025 annual meeting without including your proposal in the proxy statement, you must deliver a written notice containing the information required by Olin’s Bylaws to the Office of the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than December 26, 2024, and also comply with other applicable requirements described in Olin’s Bylaws.
If you want to present a proposal to be considered for inclusion in the proxy statement for the 2025 annual meeting, you must deliver a written notice to the Office of the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than November 15, 2024, and also comply with other applicable requirements under the SEC Rule 14a-8.
How can I recommend a director for the slate of candidates to be nominated by Olin’s Board for election at the 2025 annual meeting?
You can suggest that our Nominating and Governance Committee consider a person for inclusion in the slate of candidates to be proposed by our Board for election at the 2025 annual meeting. A shareholder can recommend a person by delivering written notice to the Office of the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than October 16, 2024. The notice must include the information described under the heading “What Is Olin’s Director Nomination Process?” on page 20, and must be sent to the address indicated under that heading. Our Board is not required to include such nominee in our proxy statement.
How can I directly nominate a director for election to the Board at the 2025 annual meeting?
Our Bylaws set forth the procedures that a shareholder must follow to nominate a candidate for election as a director. You may directly nominate an individual for election to our Board at the 2025 annual meeting by delivering a written notice of the nomination containing the information required by Olin’s Bylaws to the Office of the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than December 26, 2024, and also complying with the applicable requirements relating to the inclusion of shareholder nominees as described in Olin’s Bylaws, including the requirements under the SEC Rule 14a-19 and the delivery of a written notice that includes the proposing shareholder and nominee information, representations, undertakings and agreements.
How can I obtain shareholder information?
Shareholders may contact EQ Shareowner Services, our registrar and transfer agent, who also manages our Dividend Reinvestment Plan at:
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100 USA
Telephone: 800-401-1957
Online: www.shareowneronline.com, click on “contact us.”
Shareholders can sign up for online account access through EQ Shareowner Services for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, tax documents and more. To sign up log on to www.shareowneronline.com where step-by-step instructions will prompt you through enrollment or you may call 800-401-1957 from the United States or 651-450-4064 from outside the United States for customer service.
How do you handle proxy materials for shareholders in the same household?
We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, Olin or your broker may discontinue mailings of multiple copies. If you received only one copy of this proxy statement and the annual report or notice of availability of these materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA or by calling 1-800-468-9716. If you request a separate copy of an annual report and proxy statement, they will be mailed to you promptly.

Proxy Statement Table of Contents

CERTAIN BENEFICIAL OWNERS
Except as listed below, to our knowledge, no person beneficially owned more than 5% of our common stock as of February 26, 2024. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the 119,641,281 shares of our common stock outstanding on February 26, 2024.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Hotchkis & Wiley Capital Management, LLC	6,602,331 (a)	5.5%
601 S. Figuero Street, 39th FL
Los Angeles, CA 90017

FMR LLC	9,958,788 (b)	8.3%
245 Summer Street
Boston, MA 02210

BlackRock, Inc.	11,646,244 (c)	9.7%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.	12,108,920 (d)	10.1%
100 Vanguard Boulevard
Malvern, PA 19355

____________________
(a)Based on Schedule 13G filed on February 13, 2024, as of December 31, 2023.
(b)Based on Schedule 13G filed February 9, 2024, as of December 29, 2023.
(c)Based on Amendment No. 18 to Schedule 13G filed January 24, 2024, as of December 31, 2023.
(d)Based on Amendment No. 13 to Schedule 13G filed February 12, 2024, as of January 31, 2024.

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ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS
Who are the individuals nominated by our Board to serve as directors?
Each director nominee will be elected annually for a one-year term ending at the next annual meeting (in this case, the 2025 annual meeting) and until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Our Board has nominated Beverley A. Babcock, C. Robert Bunch, Matthew S. Darnall, Kenneth T. Lane, Julie A. Piggott, Earl L. Shipp, William H. Weideman, W. Anthony Will and Carol A. Williams to serve as directors for a one-year term expiring at our 2025 annual meeting.

All nominees are presently Olin directors who were elected by Olin shareholders at the 2023 annual meeting, except for Mr. Kenneth T. Lane and Ms. Julie A. Piggott. both of whom are standing for election for the first time. Ms. Piggott joined the Board on June 5, 2023, and Mr. Lane is expected to join Olin on March 18, 2024 as President, Chief Executive Officer and director.

Our Board expects that all of the nominees recommended by it will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by our Board, unless our Board reduces the number of directors.
Our Board recommends a vote FOR the election of Beverley A. Babcock, C. Robert Bunch, Matthew S. Darnall, Kenneth T. Lane, Julie A. Piggott, Earl L. Shipp, William H. Weideman, W. Anthony Will and Carol A. Williams as directors.
How many votes are required to elect a director?
A nominee will be elected as a director by a majority of the votes cast. A majority of the votes cast means that the number of votes FOR a nominee must exceed the number of votes AGAINST that nominee. Abstentions and broker shares that are not voted in the election of directors (broker non-votes) will not be included in determining the number of votes cast and will not affect the outcome of the vote in the election of directors.

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Director Nominee Composition, Skills and Experience Matrix
Our Nominating and Governance Committee, and our full Board, periodically review the experience and skills that they believe are desirable to be represented on our Board in the context of the current Board composition, and that otherwise align with our businesses and operations. Below is a summary of the composition of our director nominees, followed by a summary of the significant experience and skills possessed by our director nominees. Tenure information excludes Kenneth Lane, who is expected to join the Board on March 18, 2024 and will be standing for election for the first time.

Limited skill / experience	Some skill / experience	Very skilled / experienced

Senior Leadership Experience (CEO, President or other C-Suite Role)	11%	89%
Significant experience leading and operating in large, complex businesses, including developing, implementing and assessing business plans and strategies

Global Business Experience	33%	67%
Significant experience developing and managing business in markets around the World and/or as part of a global business leadership team

Financial Experience	22%	78%
Significant experience making capital decisions, reviewing and analyzing financial information and reports, understanding financial markets and investment decision-making

Risk Management Experience	44%	56%
Significant experience identifying, prioritizing and managing risks, including strategic, operational, compliance, cyber-security, and environmental, health and safety

Corporate Governance / Public Company Experience	11%	22%	67%
Significant experience with corporate governance planning, management accountability, ESG implementation, reporting obligations and regulatory compliance

Operations / Technology Experience	22%	33%	45%
Significant experience in complex manufacturing, engineering, logistics and/or chemical operations, EHS requirements, driving productivity initiatives and information technology solutions

Commodity / Cyclical Business Experience	11%	22%	67%
Significant experience in managing commodity or cyclical businesses

Marketing / Sales Experience	33%	56%	11%
Significant experience enhancing sales into existing markets and developing new markets and products

Corporate Development / Strategic Planning Experience	44%	56%
Significant experience with implementing and reviewing strategic plans and processes, including acquisitions, divestitures, joint ventures and other opportunities

Human Capital / Executive Compensation / Talent Management Experience	44%	56%
Significant experience with executive development, performance and compensation planning and analysis, human capital management and ESG social elements

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*Based on self-identified demographic information provided by the director nominees.

Business Experience of Nominees

Set forth on the following pages are descriptions of the business experience of each director nominee, including a brief summary of the specific experience, qualifications, attributes and skills that led our Board to conclude that these individuals should serve as our directors. Ages are reflected as of the date of our annual meeting (April 25, 2024).
NOMINEES FOR ONE YEAR TERMS EXPIRING IN 2025

Beverley A. Babcock
Director Since: June 2019
Independent
Age: 63

•Olin Committees: Chair of the Audit Committee; Member of the Executive Committee
•‘Audit Committee Financial Expert’ under applicable SEC rules
•Former Chief Financial Officer and Senior Vice President, Finance and Administration and Controller of Imperial Oil Limited
•Former Assistant Controller and Vice President, Corporate Financial Services of ExxonMobil Corporation
•Former Member of NYSE Listed Company Advisory Board
•Member of the Chartered Professional Accountants of Canada
Ms. Babcock brings a combination of extensive global financial, accounting and treasury management experience, and relevant industry experience to the Olin’s Board.

Ms. Babcock retired in May 2018 as Chief Financial Officer and Senior Vice President, Finance and Administration and Controller of Imperial Oil Limited, a publicly-held Canadian petroleum company with 69.6% ownership by ExxonMobil Corporation, a position she held since September 2015. Prior to that, Ms. Babcock served as Vice President, Corporate Financial Services from 2013 to 2015, Assistant Controller, Corporate Accounting Services from 2011 to 2013, and in various other senior leadership positions from 1998 to 2013, all at ExxonMobil Corporation. Earlier in her career, she was an Auditor of Clarkson Gordon, which became part of Ernst & Young. Ms. Babcock is a former member of the NYSE Listed Company Advisory Board and is a member of the Chartered Professional Accountants of Canada.

Ms. Babcock serves on the Board of Directors of Westinghouse Air Brake Technologies Corporation. Additionally, Ms. Babcock serves on the Board of Directors of Forté Foundation, a non-profit consortium of leading companies and top business schools working together to launch women into fulfilling, significant careers in business.

Ms. Babcock earned a bachelor’s degree from Queen’s University and a master’s degree in business administration from McMaster University.

Proxy Statement Table of Contents

C. Robert Bunch
Director Since: December 2005
Independent
Age: 69
•Olin Committees: Chair of the Compensation Committee; Member of the Executive Committee
•Former Chairman of the Board and Chief Executive Officer of Global Tubing
•Former Chairman, President and Chief Executive Officer of Maverick Tube Corporation
Mr. Bunch brings extensive corporate governance, executive leadership, and business strategy experience to Olin’s Board.

Mr. Bunch most recently served as Chairman of the Board and Chief Executive Officer of Global Tubing, LLC, a privately held company which manufactured and sold coiled tubing and related products and services to the energy industry. Previously, he served as Chairman, President and CEO of Maverick Tube Corporation, a producer of welded tubular steel products used in energy and industrial applications. Mr. Bunch served on the Board of Directors of Pioneer Drilling Company from May 2004 until August 2008. He began his career at Input/Output in 1999 as Vice President and Chief Administrative Officer, where he later became President and Chief Operating Officer from 2002 to 2003. He was also an independent oil service consultant.

Mr. Bunch serves on the Board of Trustees of Awty International School.

Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston.

Matthew S. Darnall
Director Since: September 2021
Independent
Age: 61

•Olin Committees: Audit Committee and Nominating and Governance Committee
•Former Managing Director, Industrials Group of The Goldman Sachs Group, Inc.

Mr. Darnall brings significant investment banker expertise and merger and acquisitions, capital structure and allocation, and corporate structure and reorganization experience to Olin’s Board of Directors.

Mr. Darnall retired in July 2021 from his position as Managing Director, Industrials Group of The Goldman Sachs Group, Inc. (a leading financial institution), a position he held since 2003. Over a 36-year career at Goldman Sachs, Mr. Darnall advised companies on corporate financial matters and mergers and acquisitions transactions within the Communications, Media and Entertainment Group from 1994 to 2003; Energy and Power Group from 1990 to 1994; Midwest Regional Coverage Group from 1988 to 1990 and as an Analyst in the Mergers and Acquisitions Group from 1985 to 1988.

Mr. Darnall serves on the Board of Trustees of DePauw University, and also on the Board of Trustee of Glenwood Academy.

Mr. Darnall earned a bachelor’s degree in economics from DePauw University and a master’s degree in business administration from the University of Chicago.

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Kenneth T. Lane
New Nominee
President and Chief Executive Officer and Director (effective March 18, 2024)
Age: 55

•Olin Committees: Executive Committee (effective March 18, 2024)
•President and Chief Executive Officer of Olin Corporation (effective March 18, 2024)
•Former Executive Vice President Global Olefins and Polyolefins of LyondellBasell

Mr. Lane brings substantial global strategic leadership, manufacturing, commercial and operations experience in commodity and specialty chemicals businesses to Olin’s Board.

Olin’s Board appointed Mr. Lane as Olin’s President and Chief Executive Officer and Director, effective March 18, 2024. Mr. Lane comes to Olin from LyondellBasell, one of the world’s largest plastic, chemicals, and refining companies, where he most recently served as Executive Vice President, Global Olefins and Polyolefins (O&P). Mr. Lane had manufacturing and commercial responsibility for the O&P Americas and O&P Europe, Asia and International (EAI) segments as well as Global Procurement. Preceding this assignment, Lane served as Executive Vice President of Global O&P for three years and as interim CEO of LyondellBasell in early 2022. Prior to joining LyondellBasell in July 2019, he was with BASF for 13 years, where he held senior executive positions in the Global Polyurethanes Division, and served as President of the Monomers Division and as President of BASF Catalysts. Before BASF, he also served in a variety of operations, strategy and commercial positions at BP Chemicals as well as various technical and operations roles at Amoco Chemical Corporation. Over his career, he has served in leadership roles in the United States, Malaysia, the United Kingdom, China and Belgium.

Mr. Lane holds a Bachelor of Science in civil engineering from Clemson University and a Master of Science in management from the University of Alabama in Huntsville.

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Julie A. Piggott
Director Since: June 2023
Independent
Age: 63

•Olin Committees: Compensation Committee and Nominating and Governance Committee
•Former Executive Vice President and Chief Financial Officer of BNSF Railway Company
•Director of Arcosa, Inc.

Ms. Piggott brings strategic leadership skills and extensive experience in finance, accounting, risk management and business management, as well as a background in the supply chain industry to the Olin board.

Ms. Piggott served as Executive Vice President and Chief Financial Officer of BNSF Railway Company ("BNSF"), one of North America's leading freight transportation companies, from 2014 until her retirement in 2021. Ms. Piggott held various other finance and commercial roles with BNSF since joining the company in 1991, including Vice President Planning and Studies, and Controller from 2009 to 2014, Vice President Finance and Treasurer from 2008 to 2009, and Vice President Finance from 2006 to 2008. Prior to her tenure at BNSF, Ms. Piggott's experience included finance, accounting, and audit roles at a private investment management company and Ernst & Young LLP (formerly Ernst & Whinney), a public accounting firm. Ms. Piggott holds an inactive CPA license from the state of Minnesota.

Ms. Piggott serves on the Board of Directors of Arcosa, Inc, including its Audit Committee and its Governance and Sustainability Committee and also serves on the board of directors of a non-profit charity.

Ms. Piggott holds a Bachelor of Science degree in Accounting from Minnesota State
University, Moorhead, Minnesota, and an Executive MBA from Southern Methodist University.

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Earl L. Shipp
Director Since: October 2017
Independent
Age: 66

•Olin Committees: Audit Committee and Compensation Committee
•Former Vice President, US Gulf Coast Operations of The Dow Chemical Company
•Former President, Dow Middle East, India & Africa and Former President, Basic Chemicals Group of Dow
•Director of National Grid plc and Great Lakes Dredge & Dock Co.
•NACD Cyber Security Oversight Certified

Mr. Shipp brings substantial chemical industry experience, including chlorine and epoxy business experience, and manufacturing, engineering and operations management experience to Olin’s Board.

Mr. Shipp retired in September 2017 from his position as Vice President, US Gulf Coast Operations of The Dow Chemical Company, a diversified chemical manufacturing company, a position he held from November 2010. Prior to that, he served as President of Dow Middle East, India & Africa from June 2006 to October 2010 and as President of the Basic Chemicals Group at Dow from May 2007 to May 2009. During his 36-year history at Dow, he held a variety of leadership and engineering roles, including appointments as VP & Site Director of Louisiana Operations and Global Operations Director for Propylene Oxide/Propylene Glycol, Business Director for Propylene Oxide/Propylene Glycol, and Business Vice President for Oxides and Glycols.

Mr. Shipp is a member of the Board of Directors of National Grid plc, and the chair of its Board’s Safety & Sustainability Committee and a member of its Board’s People & Governance Committee. He also serves on the Board of Great Lakes Dredge & Dock Co. and is a member of that Board’s Audit Committee and the Compensation Committee. He is also a member of the Board of Directors and the Executive Committee of The Economic Development Alliance of Brazoria County, Texas.

Mr. Shipp earned a bachelor’s degree in chemical engineering from Wayne State University and completed the executive education program at Indiana State University School of Business.

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William H. Weideman
Director Since: October 2015
Independent Chairman of the Board
Age: 69

•Olin Committees: Chair of the Executive Committee; Audit Committee
•‘Audit Committee Financial Expert’ under applicable SEC rules
•Former Chief Financial Officer and Executive Vice President of The Dow Chemical Company
•Former Director of Dow Chemical Employees’ Credit Union, Mid-Michigan Medical Center and Sadara Chemical Company
Mr. Weideman brings valuable financial, audit, and business administration experience to Olin’s Board, as well as extensive knowledge of the businesses Olin acquired from The Dow Chemical Company.

Mr. Weideman retired in January 2015 as Chief Financial Officer and Executive Vice President of The Dow Chemical Company, a position he held since March 2010. Prior to that, Mr. Weideman served as an Interim Chief Financial Officer from November 2009 to March 2010, and Executive Vice President of Finance, Dow Agrosciences & Corporate Strategic Development from April 2010 through September 2012, all at Dow. He joined Dow in 1976 as a Cost Accountant in Midland, Michigan and held a variety of accounting and controller roles for different Dow businesses.

Mr. Weideman served on the Board of Directors of Mid-Michigan Medical Center and on the Board of Trustees for Central Michigan University through December 31, 2020. From October 30, 2011 through December 2015, he served on the Board of Directors of Sadara Chemical Company, a joint venture between Saudi Aramco and Dow. From August 30, 2000 through December 2015, he was on the Board of Directors of the Dow Chemical Employees’ Credit Union.

Mr. Weideman earned a bachelor’s degree in business administration and accounting from Central Michigan University.

W. Anthony Will
Director Since: September 2021
Independent
Age: 58

•Olin Committees: Compensation Committee and Nominating and Governance Committee
•President and Chief Executive Officer and Director of CF Industries Holdings Inc.

Mr. Will brings significant public company chief executive officer, operations and corporate development experience and risk management, accounting and finance and human capital management experience to Olin’s Board.

Mr. Will serves as President and Chief Executive Officer and a member of the Board of Directors of CF Industries Holdings Inc. (a leading global manufacturer of hydrogen and nitrogen products), positions he has held since January 2014. Prior to that, he served as Senior Vice President, Manufacturing and Distribution from January 2012 to January 2014; Vice President, Manufacturing and Distribution from March 2009 through December 2011 and Vice President, Corporate Development from April 2007 to March 2009. Mr. Will served in comparable officer positions with Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P. until purchased by CF Industries in April 2018, and as a member of its Board of Directors from June 2010 until February 2016 and as chairman of the Board from January 2014 to February 2016. Earlier in his career, Mr. Will served as a partner at Accenture Ltd., vice president, business development at Sears, Roebuck and Company, consultant for Egon Zehnder International, vice president, strategy and corporate development at Fort James Corporation, manager at Boston Consulting Group and group leader at Motorola Solutions, Inc.

Mr. Will earned a bachelor’s degree in electrical engineering from Iowa State University and a master’s degree in business administration from Northwestern University.

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Carol A. Williams
Director Since: October 2015
Independent
Age: 66
•Olin Committees: Chair of the Nominating and Governance Committee; Member of the Executive Committee
•Former Executive Vice President, Manufacturing and Engineering, Supply Chain and Environmental, Health & Safety Operations of The Dow Chemical Company
•Former Vice President, Chlor-alkali Assets Business of Dow, and Senior Vice President of Basic Chemicals
•Director of O-I Glass, Inc.

Ms. Williams brings extensive management experience in manufacturing, purchasing and supply chain operations, substantial experience in research and development, and comprehensive knowledge of the chlor-alkali and general chemicals industry to Olin’s Board.

Ms. Williams retired in 2015 as Special Advisor to the Chief Executive Officer of The Dow Chemical Company, a position she held since January 2015. Prior to this, she served as Dow’s Executive Vice President of Manufacturing and Engineering from September 2011 through December 2014, adding responsibility for Supply Chain and Environmental, Health & Safety Operations in 2012, President of Chemicals & Energy from August 2010 to August 2011, and Senior Vice President of Basic Chemicals from January 2009 through July 2010, all at Dow. During Ms. Williams’ 34-year history at Dow, she assumed increasingly more significant management positions in research and development before becoming operations leader and then Vice President for the global chlor-alkali assets business.

Ms. Williams joined the Board of Directors of O-I Glass, Inc. in May 2014 and currently serves on its Nominating/Corporate Governance Committee and its Compensation and Talent Development Committee. She served as its Independent Board Chair from 2015 to 2021. Ms. Williams is a member of the Engineering Advisory Board and Energy Futures Institute Presidential Consultation Committee for Carnegie Mellon University. She served on the Board of Directors of Zep, Inc. from 2012 through June 2015.

Ms. Williams earned a bachelor’s degree in chemical engineering from Carnegie Mellon University.

CORPORATE GOVERNANCE MATTERS

How Many Meetings Did Board Members Attend?
During 2023, our Board held seven meetings. As part of each regularly scheduled Board meeting, the non-employee directors met in executive session without management present. Each incumbent director attended 100% of the aggregate total number of meetings held by the Board and all Board Committees on which he or she served. We have a policy requiring directors to attend each annual meeting, absent serious extenuating circumstances. All of our directors who were members of our Board at the time of our 2023 annual meeting participated in our 2023 annual meeting.

Which Board Members Are Independent?
Our Board has determined that each of the director nominees named above, except Kenneth T. Lane, is independent in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, our Board confirms that a director has no relationship with Olin that violates the “bright line” independence standards under the NYSE listing standards. Our Board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In assessing the materiality of a director’s relationship to Olin, our Board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. Our Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

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Our Board has adopted criteria for the types of de minimis transactions that do not warrant Board consideration when making director independence determinations. Our Board has concluded that the following transactions do not impair a director’s independence, and are not considered by our Board in its determination of director independence:
•our match of up to $5,000 in charitable contributions made by directors under our 50% matching contribution program; and
•any transaction or series of transactions between Olin (or its subsidiaries) and a director (or an organization in which he/she serves as a director, partner, shareholder or officer) for the purchase or sale of products or services that (i) involve less than $50,000 in the aggregate in any 12-month period and (ii) have the same pricing and other terms and conditions as transactions with unrelated and similarly situated customers or suppliers.
Except as provided below, during 2023, none of our current non-employee directors or director nominees had any relationship or transaction other than those which are permitted under the de minimis criteria described above.
In 2023, we purchased approximately $3,058,000 of energy-related services from National Grid US, a subsidiary of National Grid plc. One of our directors, Earl Shipp, is a member of the Board of Directors of National Grid plc, chair of such Board’s Safety & Sustainability Committee and is a member of such Board’s People & Governance Committee. Our Board determined that Mr. Shipp had no material interest in these transactions, and they did not impair Mr. Shipp’s independence because the transactions were made on customary terms and conditions and were immaterial relative to annual sales of both companies.
In 2023, we sold a gross aggregate of approximately $1,172,000 of chlor alkali products to CF Industries Holdings. One of our directors, Anthony Will, is the President and Chief Executive Officer and a member of the Board of Directors of CF Industries Holdings. Our Board determined that Mr. Will had no material interest in these sales transactions and they did not impair Mr. Will’s independence. The Board based its decision on the facts that the business relationship preceded Mr. Will joining our Board and remained consistent with prior years, and the transactions were made on customary terms and conditions and were immaterial relative to annual sales of both companies.

Does Olin Have Corporate Governance Guidelines and a Code of Conduct?
Our Board has adopted Principles of Corporate Governance and a Code of Conduct. Our Code of Conduct applies to our directors and all of our employees, including our chief executive officer (CEO), chief financial officer (CFO) and principal accounting officer/controller. We discuss certain provisions of these documents in more detail under the heading “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”
Each of Board Committees (Audit, Compensation, Nominating and Governance, and Executive) acts under a written charter adopted by our Board. Our Committee charters can be viewed on our website at www.olin.com/investors/leadership-governance/committees. Our Principles of Corporate Governance and Code of Conduct can all be viewed on our website at www.olin.com/investors/leadership-governance/governance-documents. In addition, we will disclose on that website any amendment to, or waiver from, a provision of our Code of Conduct for our directors and executive officers, including our CEO, CFO, principal accounting officer/controller or other employees performing similar functions. The contents of our website referenced in this section are not and should not be considered to be part of this proxy statement.

Does Olin Prohibit Hedging and Pledging of Its Stock by Insiders?
Our insider trading policy prohibits our directors and executive officers from engaging in any hedging or pledging transactions in our securities. Our policy does not specifically permit any type of hedging transaction, but instead imposes a broad prohibition of any “hedging or monetization transactions” if the director or executive officer “continues to own the underlying security without all the risks and rewards of ownership.” Our prohibition on pledging of our securities is similarly broad, and prohibits all pledges of our securities, whether as part of a hedging transaction or a loan transaction.
As of February 26, 2024, no shares of our common stock were pledged by any director or executive officer.

Do Olin’s Board and Committees Conduct Evaluations?
As required by NYSE rules, Olin’s Board as well as its Audit, Compensation, and Nominating and Governance

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Committees each conduct an annual performance evaluation. In addition, Olin’s Board conducted individual evaluations of all non-employee directors during 2023, except Ms. Alderman who retired from our Board on April 27, 2023.

What Are our Board Committees?
Our Board Committees are:
Our Audit Committee, which held seven meetings during 2023, advises our Board on internal and external audit matters affecting us. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, our Audit Committee is comprised solely of directors who meet the enhanced independence standards for Audit Committee members under the Securities Exchange Act of 1934 (Exchange Act) and the related rules as incorporated into the NYSE standard for independence. Its current members are: Beverley A. Babcock (Chair), Matthew S. Darnall, Earl L. Shipp and William H. Weideman. Our Board has determined that Ms. Babcock and Mr. Weideman meet the SEC definition of an “Audit Committee Financial Expert,” and that each member of our Audit Committee is financially literate, as such term is interpreted by our Board in its business judgment. Our Audit Committee has a number of responsibilities as set forth in its Committee charter and our Principles of Corporate Governance, including:
•sole authority to directly appoint, retain, oversee, compensate, evaluate and terminate our independent registered public accounting firm;
•reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;
•pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;
•conducts an annual performance evaluation of the Committee and annual review of the Committee charter and ensures it is publicly available in accordance with SEC regulations;
•reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our annual reports on Form 10-K and quarterly reports on Form 10-Q before filing or distribution;
•reviews with management and our independent registered public accounting firm the interim financial results and related press releases before issuance to the public;
•reviews audit plans, activities and reports of our independent registered public accounting firm and internal and regulatory audit departments;
•makes a recommendation to our Board regarding the inclusion of our audited financial statements in our annual report on Form 10-K filed with the SEC;
•monitors significant litigation and other legal matters that impact our financial statements or compliance with the law;
•monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation;
•monitors our enterprise risk management process;
•reviews and discusses management’s assessment and management of risks and exposures related to cybersecurity and information technology, including steps taken to mitigate and manage the same;
•oversees our ethics and business conduct programs and procedures;
•reviews our compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and
•has the authority to hire its own independent advisors.

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Our Compensation Committee, which held four meetings during 2023, sets policies, develops and monitors strategies for, and administers the programs that are used to compensate our CEO and other senior executives and our non-employee directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, our Compensation Committee is comprised solely of directors who meet the NYSE standards for independence of Compensation Committee members. Its current members are: C. Robert Bunch (Chair), Julie A. Piggott, Earl L. Shipp and W. Anthony Will. Our Compensation Committee has a number of responsibilities as set forth in its Committee charter and our Principles of Corporate Governance, including:
•approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of salary, annual incentive bonus and long-term incentive award components;
•approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;
•administers the incentive compensation plans, stock option plans and long-term incentive plans;
•annually evaluates the performance of our CEO;
•reviews and recommends establishing, amending and terminating retirement plans;
•reviews and approves executive employment, severance and change in control agreements;
•reviews and establishes the compensation of non-employee directors;
•reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to our Board regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC;
•reviews and recommends Board approval of stock ownership guidelines for directors and Section 16 officers;
•reviews and develops for Board approval, and assesses enforcement of, policies that provide for the “clawback” of incentive-based compensation paid to current or former employees, upon the occurrence of a triggering event;
•conducts an annual performance evaluation of the Committee and annual review of the Committee charter and ensures it is publicly available in accordance with SEC regulations; and
•has the authority to hire its own independent advisors, including compensation consultants.
Our Nominating and Governance Committee, which held four meetings during 2023, assists our Board in fulfilling its responsibility to the shareholders relating to the selection and nomination of executive officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, our Nominating and Governance Committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Carol A. Williams (Chair), Matthew S. Darnall, Julie A. Piggott and W. Anthony Will. Our Nominating and Governance Committee has a number of responsibilities as set forth in its Committee charter and our Principles of Corporate Governance, including:
•makes recommendations to our Board regarding the selection of the Board Chair, Lead Director (if applicable), the CEO and other executive officers;
•reviews and makes recommendations to our Board regarding the size and composition of our Board and the qualifications and experience that might be sought in Board nominees, and assesses whether the qualifications and experience of Board nominees meet the current needs of our Board;
•seeks out and considers candidates for nomination and re-nomination as directors;
•recommends individuals to fill any vacancies created on our Board, and recommends the slate of nominees to be proposed for election to our Board by shareholders at the annual meeting;
•reviews plans for management development and succession;
•periodically reviews corporate governance trends, issues and best practices and makes recommendations to our Board regarding the adoption of best practices most appropriate for the governance of the affairs of our

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Board;
•reviews and makes recommendations to our Board regarding the composition, duties and responsibilities of various Board Committees;
•reviews and advises our Board on such matters as protection against liability and indemnification;
•oversee and assists the Board with evaluating the performance of the Board;
•conducts an annual performance evaluation of the Committee and annual review of the Committee charter and ensures it is publicly available in accordance with SEC regulations;
•reviews in advance all related party transactions for potential conflicts of interest and prohibits such transactions determined to be inconsistent with the interests of Olin and our shareholders; and
•has the authority to hire its own independent advisors.
Our Executive Committee meets as needed in accordance with its charter and Olin’s Bylaws. Between meetings of our Board, our Executive Committee may exercise all the power and authority of our Board (including authority and power over our financial affairs) except for matters reserved to the full Board by Olin’s Articles of Incorporation, Bylaws or Virginia law and matters for which our Board gives specific directions. No Executive Committee meeting was held during 2023. The members of our Executive Committee are: William H. Weideman (Chair), Beverley A. Babcock, C. Robert Bunch, Carol Williams and Scott M. Sutton. Effective March 18, 2024, Mr. Sutton will step down from the Executive Committee, and Mr. Kenneth Lane will serve as the Chief Executive Officer member of the Executive Committee.

Compensation Committee Interlocks and Insider Participation

No director who served on our Compensation Committee at any time during 2023 (Heidi S. Alderman, C. Robert Bunch, Julie A. Piggott, Earl L. Shipp and W. Anthony Will):
•served as an employee for Olin during that year;
•is currently or has ever been an officer of Olin; or
•had any relationship with Olin requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers:
•serves on the compensation committee of any other company for which one of our directors serves as an executive officer; or
•serves on the Board of Directors of any other company where a member of our Compensation Committee serves as an executive officer.

What Is Olin’s Director Nomination Process?
Our Nominating and Governance Committee acts as our nominating committee. As a policy, our Committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. Our Committee reviews and evaluates each nominee and our Committee chair and our Board chair interview potential new Board candidates selected by our Committee. The interview results, along with our Committee’s recommended nominees, are reviewed with our full Board.
Our Principles of Corporate Governance describe criteria for new Board members including recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. Our Committee is tasked with seeking Board members with the personal qualities and experience that taken together will ensure a strong Board. Our Principles of Corporate Governance provide that racial, ethnic and gender diversity are important factors in assessing potential Board members, in addition to particular qualifications and experience required to meet the needs of our Board.

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As part of their review of Board nominations, our Board and our Committee consider a variety of experience and background in an effort to ensure that the composition of our directors ensures a strong and effective Board. Our Principles of Corporate Governance cite strength of character, an inquiring and independent mind, practical wisdom and mature judgment as among the principal qualities of an effective director. Our Board is committed to advancing diversity on the Board, including diversity of thought, experience, gender, ethnicity, race, age and cultural and geographic background, and interviewing a diverse slate of director candidates.
This year, we have 9 nominees standing for election.
A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of the candidate’s experience and other qualifications for the position, in writing addressed to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA. The notice may be sent at any time, but for a candidate to be considered by our Committee as a nominee for an annual meeting, we must receive the written information at least 150 days before the anniversary of the date of our prior year’s proxy statement. For example, for candidates to be considered for nomination by our Committee at our 2025 annual meeting, we must receive the information from shareholders on or before October 16, 2024.
In addition to shareholders proposing candidates for consideration by our Committee, Olin’s Bylaws allow shareholders to directly nominate individuals at our annual meeting for election to our Board by delivering a written notice as described under the heading “MISCELLANEOUS—How can I directly nominate a director for election to the Board at the 2025 annual meeting?” on page 6.

What Is the Board Leadership Structure?
At least annually, our Board evaluates the Board leadership structure to ensure the Board’s optimal and independent oversight of Olin’s senior management and business. When evaluating the optimal structure, our Board reviews a variety of criteria, including Olin’s strategic goals, and the composition and skills set of the directors and senior management. Our Principles of Corporate Governance state that our Board may select either a combined CEO Board chair coupled with an independent lead director, or appoint a Board chair who does not also serve as CEO. This approach allows our Board to separate or combine the two roles based on our needs in light of the dynamic environment in which we operate and our Board’s assessment of Olin’s leadership needs at that time.
Since April 22, 2021, our Board operated under the structure of combined CEO and Chairman of the Board, coupled with an independent lead director. In connection with the recent announcement of the appointment of Mr. Kenneth Lane as President and CEO and director, however, our Board separated the roles of CEO and Chairman by appointing Mr. Weideman as Chairman and eliminating the lead director role. Our Board believed that this change in Board leadership structure was appropriate given Mr. Lane’s new role at Olin, concurrent with the change in our Board’s composition and senior management. The separation of the roles of the CEO and Chairman would allow Mr. Lane to focus on his new roles and responsibilities, while allowing Mr. Weideman to exercise his independent oversight and leadership over the Board.
Our Board will continue to evaluate its leadership structure at least once a year, or earlier as appropriate, to help maintain the Board leadership model best suited for Olin and its shareholders.

How Does the Board Oversee Olin’s Risk Management Process?
Our Board is responsible for oversight of Olin’s risk assessment and management process, including monitoring our response to important public policy issues, as well as oversight of strategic, human resources, financial, operational, security, environment, health and safety, and legal compliance matters. These processes and structures include Olin’s Enterprise Risk Management (ERM) process, Code of Conduct and related compliance program, internal control function and disclosure controls, and a robust internal audit function.

Our environment, social and governance (ESG) and corporate social responsibility strategy is overseen by our Board as a part of its oversight of our overall strategy and risk management.
Our Board has delegated to our Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and that Committee reports to our Board on its review.
Our Board also delegated tasks related to risk process oversight to our Audit Committee, which reports the results of its review process to our Board. Our Audit Committee’s process includes:

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•a review, at least annually, of our internal audit process, including the organizational structure and staff qualifications, as well as the scope and methodology of the internal audit process;
•reviewing activity and special reports of Olin’s Internal Audit and Environmental, Health, Safety & Transportation (EHS&T) Audit functions including management responses and corrective action plans for significant findings;
•a review, at least annually, of our enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place, including discussion of the major risk exposures identified by Olin, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis; and
•a review and discussion, at least annually, with senior management regarding our assessment and management of risks and exposures related to cybersecurity and information technology, including steps taken to mitigate and manage the same.

In addition to the reports from our Audit and Compensation Committees, our Board periodically discusses risk oversight, including as part of its annual detailed corporate strategy reviews. Such discussions include our Board’s detailed review of risks identified in the ERM process when analyzing and formulating our corporate strategy and other times during the year, as deemed necessary.

Brian J. Clucas, our Vice President, Global Internal Audit, Ethics and Compliance reports directly to our Audit Committee and has direct and unrestricted access to that Committee. Todd A. Slater, our Senior Vice President and CFO, oversees our ERM process and fulfills the responsibilities of a chief risk officer. Mr. Slater reports to our CEO, but has direct access to our Audit Committee chair. Messrs. Slater and Clucas, individually or with other members of our management team, periodically meet in executive session with our Audit Committee.

REPORT OF OUR AUDIT COMMITTEE
Our Audit Committee’s primary responsibility is to assist our Board in its oversight of the integrity of Olin’s financial reporting process and systems of internal control, to review Olin’s enterprise risk management process, to evaluate the independence and performance of Olin’s independent registered public accounting firm, KPMG LLP (KPMG), and internal audit functions and to encourage private communication between our Audit Committee and KPMG and our internal auditors.
Our Committee held seven meetings during the year. During the second half of 2023, our Audit Committee also completed a self-assessment.
In discharging its responsibility, our Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2023 with management and KPMG, including the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the U.S. Securities and Exchange Commission (SEC).
In addition, our Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with our Audit Committee concerning independence. Our Audit Committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. Our Audit Committee also negotiated the hiring of KPMG for the 2023 audit and pre-approved all fees which SEC rules require our Audit Committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.
Based on our Audit Committee’s discussions with management and KPMG and our Audit Committee’s review of KPMG’s written report and the other materials discussed above, our Audit Committee recommended that our Board include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2023, to be filed with the SEC.

February 21, 2024	Beverley A. Babcock, Chair Matthew S. Darnall Earl L. Shipp William H. Weideman

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SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
How much stock is beneficially owned by each director, director nominee, our NEOs and our directors and executive officers as a group?
This table shows how many shares of our common stock certain persons beneficially owned on February 26, 2024, rounded to the nearest whole share. The persons listed include each current director, each director nominee, each NEO in the Summary Compensation Table on page 43, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned (2)	Percent of Common Stock (3)
Beverley A. Babcock	25,004	—
C. Robert Bunch	40,911	—
Matthew S. Darnall	13,585	—
Julie A. Piggott	2,366	—
Earl L. Shipp	48,692	—
William H. Weideman	47,668	—
W. Anthony Will	23,585	—
Carol A. Williams	47,668	—
Kenneth T. Lane	—	—
Scott M. Sutton	325,532	—
Todd A. Slater	743,842	—
Damian Gumpel (1)	150,184	—
Dana C. O’Brien	43,593	—
Patrick M. Schumacher	39,112	—
Directors and executive officers as a group, including those named above (17 persons)	2,108,268	1.8

_______________________
(1)Mr. Gumpel beneficially owns 6,804 shares of common stock jointly with his spouse.
(2)Includes shares credited under the CEOP as of February 26, 2024, phantom stock units credited to deferred accounts under the Directors Plan, and shares that may be acquired within 60 days of February 26, 2024 (by April 26, 2024) through the exercise of stock options, rounded to the nearest whole share, as follows:

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Name	Number of Phantom Stock Units Held in Director Deferred Accounts (4)	Number of Shares Subject to Options Exercisable in 60 days
Beverley A. Babcock	25,004	—
C. Robert Bunch	40,911	—
Matthew S. Darnall	13,585	—
Julie A. Piggott	2,366	—
Earl L. Shipp	38,532	—
William H. Weideman	35,289	—
W. Anthony Will	13,584	—
Carol A. Williams	41,479	—
Scott M. Sutton	18,450	216,755
Todd A. Slater	—	587,817
Damian Gumpel	—	115,645
Dana C. O’Brien	—	43,593
Patrick M. Schumacher	—	39,112
Directors and executive officers as a group, including those named above (17 persons)	229,200	1,405,121
_______________________
(3)Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock. For each individual, as well as the group included in the table above, percentage ownership is calculated by dividing (1) the number of shares reported as beneficially owned on February 26, 2024, by (2) 119,641,281, which is the number of shares outstanding on February 26, 2024, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days of February 26, 2024 (April 26, 2024).
(4)Such securities have no voting rights.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Principles of Corporate Governance and our Code of Conduct include policies and procedures requiring prior review and oversight of certain transactions involving our directors, director nominees, employees and their immediate family members and affiliated organizations if Olin is a direct or indirect participant. Our Principles of Corporate Governance require our Nominating and Governance Committee (or, if that Committee determines it is appropriate, another independent body of our Board) to conduct a prior review of all “related party transactions” for potential conflicts of interest and prohibit any such transaction if it determines it to be inconsistent with the interests of our company and shareholders. Related party transactions are those which are required to be disclosed under Item 404 of Regulation S-K, which currently includes transactions where Olin was or is to be a participant and the amount exceeds $120,000 and in which any “related person” has a direct or indirect material interest. A “related person” means a director, director nominee, executive officer, a beneficial owner of 5% or more of Olin’s outstanding voting securities, or “immediate family members” of any of the foregoing. Immediate family members means a child, stepchild, parent, stepparent, spouse, sibling, mother-, father-, son-, daughter-, brother-, or sister- in-law, or any person (other than a tenant or employee) sharing the household of such specified person.

Our Principles of Corporate Governance require our Nominating and Governance Committee to pre-approve service by any of our executive officers (our CEO and other Section 16 officers) on the Board of another public company or on the Board of any private company that would represent a material commitment of time. Our Principles of Corporate Governance prohibit any of our executive officers from serving on the Board of a company for which one of our non-employee directors serves in any management capacity. In addition, our Code of Conduct and related Corporate Policy Statements require the approval of our Board before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our management, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any significant (i.e., over 10% ownership, or is a director, officer or partner) direct or indirect interest in, or any involvement with or obligation to, any business organization that does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

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In granting pre-approval, our Nominating and Governance Committee, Board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

Except for the transactions that were disclosed under the heading “CORPORATE GOVERNANCE MATTERS—Which Board Members Are Independent? on page 16, there were no related person transactions during 2023.

CORPORATE RESPONSIBILITY
Throughout its 132-year history, Olin has been committed to excellence in protecting the environment and health, safety, and security of our employees and those who live and work around our operations globally. Our Board is responsible for our ESG and corporate social responsibility strategy as a part of its oversight of our overall strategy and risk management. Our published ESG Scorecard shares our targets and progress in those areas which we believe Olin can make the most impact. In 2022, the Olin Board of Directors approved the Olin Sustainability Strategy Statement:
Olin will increase value for our investors, employees, and customers by enhancing our Winning Model through focused ESG actions and investments. We will:
•Protect our employees and communities through our industry-leading occupational and process safety programs
•Proudly strengthen United States defense, international defense, law enforcement, and conservation through our Winchester ammunition brand
•Significantly reduce environmental impact by taking concrete steps through technology and commercial innovation to lower our carbon footprint, net water usage, and resource consumption
•Develop and enable sustainable solutions within the value chain through our product and service offerings
•Consistently uphold our Olin values and governance standards as we amplify our culture of inclusion and cultivate our diverse workforce.
Olin’s industry leadership, focused ESG actions, and our engaged people create a positive, long-lasting impact on our communities and the environment.

Our Chemical division maintains third-party certification to the RC14001®:2015 standard, including the internationally recognized ISO 14001:2015 standard for environmental management systems. Our product stewardship policy ensures that our product safety performance is properly evaluated, and continuously improved, and relevant elements are made publicly available. We regularly audit our environmental, health, safety and transportation programs and performance against applicable legal requirements and our own internal standards, the results of which are regularly reviewed with the Audit Committee of our Board.
We commit to provide our employees with a safe and supportive environment and maintain a steadfast commitment to safely producing and distributing our products. Our global workforce is committed to the WeCare and Me Principles which focus on each individual’s responsibility for their own safety and that of others, on leading by example, on reinforcing positive behaviors, and on elevating concerns.
The Board’s Compensation Committee has structured our compensation program to balance financial results with Olin’s achievement of annual goals relating to environmental impact, safety, sustainability, and ethical conduct. Additionally, our Board comprehensively reviews Olin’s diversity and talent management aspects related to sustainability. We have engaged with shareholders on sustainability matters and are publicly transparent regarding our ESG and sustainability platform and progress in key areas, including our increase in employee volunteerism hours by more than 500% over 2022, committing more than 50,000 hours in 2023 toward volunteerism for organizations in the communities where our offices and plants are located.
Additional information, including our ESG Scorecard, ESG Factsheet, Olin Sustainability Report, Winchester Corporate Social Responsibility Report, and Olin Sustainability Success Stories are shared online at www.olin.com/corporate-responsibility. The contents of our website referenced in this section are not and should not be considered to be part of this proxy statement.
®RC14001 is a registered trademark of American Chemistry Council

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EXECUTIVE OFFICERS

Name and Age	Title	Served as an Olin Officer Since
Scott M. Sutton (59)	President and CEO	2020
Kenneth T. Lane (55)	President and CEO[1]	2024
Brett A. Flaugher (59)	Vice President and President, Winchester	2018
Damian Gumpel (49)	Vice President, Corporate Strategy	2020
Dana C. O’Brien (56)	Senior Vice President, General Counsel and Secretary	2021
Valerie A. Peters (60)	Vice President, Human Resources	2018
Patrick M. Schumacher (49)	Vice President and President, Chlor Alkali Products and Vinyls	2021
Todd A. Slater (60)	Senior Vice President and CFO	2005
Randee N. Sumner (50)	Vice President and Controller	2014
Teresa M. Vermillion (48)	Vice President and Treasurer	2018
(1)Effective March 18, 2024, Kenneth Lane will be appointed as President and CEO and director to succeed Scott Sutton who will be stepping down as President and CEO and Director on the same date.
No family relationship exists between any of the above executive officers or our directors. Such officers were elected to serve, subject to our Bylaws, until their respective successors are chosen.
All executive officers except Damian Gumpel, Dana C. O’Brien, Patrick M. Schumacher and Kenneth T. Lane have served as executive officers of Olin for more than five years. All executive officers except Dana C. O’Brien, Patrick M. Schumacher and Kenneth T. Lane have been employed by Olin for more than five years.

Scott M. Sutton served as President and Chief Executive Officer of Olin since September 1, 2020, and joined Olin’s Board on September 19, 2018. Mr. Sutton also served as Chairman of the Board from April 22, 2021 through February 16, 2024. Prior to Olin, he served as President and Chief executive Officer and a member of the Board of Directors of Prince International Corporation from December 2019 through July 2020. From March 2017 to February 2019, he served as Chief Operating Officer; from June 2015 to February 2017, he served as Executive Vice President and President, Material Solutions; from January 2015 to June 2015, he served as Vice President, Supply Chain and General Manager, Engineered Materials; from March 2014 to January 2015, he served as Vice President of Supply Chain; and from August 2013 to March 2014, he served as Vice President, Acetic Acid and Anhydride, all at Celanese Corporation.

Kenneth T. Lane comes to Olin from LyondellBasell, one of the world’s largest plastic, chemicals, and refining companies, where he most recently served as Executive Vice President, Global Olefins and Polyolefins (O&P). Preceding this assignment, he served as Executive Vice President of Global O&P for three years and as interim CEO of LyondellBasell in early 2022. Prior to joining LyondellBasell in July 2019, he was with BASF for 13 years, holding senior executive positions in the Global Polyurethanes Division, president of the Monomers Division and president of BASF Catalysts. He also served in a variety of operations, strategy and commercial positions at BP Chemicals as well as various technical and operations roles at Amoco Chemical Corporation. Over his career, he has served in leadership roles in the United States, Malaysia, the United Kingdom, China and Belgium.
Brett A. Flaugher was appointed Vice President of Olin and President, Winchester effective January 1, 2018, having served as President, Winchester since November 2016. From January 2003 until October 2016, he served as Vice President, Marketing & Sales at Winchester. He joined Olin in 1986 as a Sales Representative in the Winchester Ammunition Division for the Texas and Oklahoma area and held a number of positions of increasing responsibility within Winchester’s sales and marketing department.
Damian Gumpel was appointed Vice President of Olin, Corporate Strategy effective August 22, 2023. He was previously Vice President of Olin and President, Epoxy and Corporate Strategy effective November 29, 2021, having served as Vice President of Olin and President, Chlor Alkali Products and Vinyls effective December 15, 2020, and as President, Chlor Alkali Products and Vinyls starting in April 2019. From August 2017 through March 2019, he served as Vice President, Global Caustic, KOH, and Vinyls; from January 2016 through July 2017, he served as Vice President, Global Caustic and Vinyls; and from October 5, 2015 to December 2015, he served as Commercial Director, U.S. Gulf Coast–Chlor Alkali and Vinyls, all at Olin. From January 2015 to October 4, 2015, he served as Commercial Director, U.S. Gulf Coast–Chlor Alkali and Vinyls; from January 2014 to December 2014, he served as Marketing Director, U.S. Gulf

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Coast–Chlor Alkali and Vinyls; from July 2012 to December 2013, he served as Global Commercial Director, EDC/VCM/HCl; from September 2011 through June 2012, he served as North American Product Director, Caustic Soda; and from July 2009 to August 2011, he served as North America Business Manager, Oxygenated Solvents, all at The Dow Chemical Company. Prior to that, he served in various positions from Analyst to Senior Manager at Accenture.
Dana C. O’Brien was appointed Senior Vice President, General Counsel and Secretary of Olin effective November 29, 2021. Prior to joining Olin in November 2021, she was Senior Vice President, General Counsel and Chief Ethics & Compliance Officer at The Brinks Company, starting in April 2019. Prior to her time at The Brinks Company, Ms. O'Brien was Senior Vice President and General Counsel at CenterPoint Energy from May 2014 to March 2019. She also served as Corporate Secretary from May 2014 to October 2017. Ms. O’Brien was Chief Legal Officer and Chief Compliance Officer at CEVA Logistics from August 2007 to April 2014, and General Counsel, Chief Compliance Officer and Secretary at EGL, Inc. from October 2005 until it was purchased by CEVA Logistics in August 2007. She held various legal roles, including general counsel and secretary, at Quanta Services, Inc. from August 1999 to October 2005. Ms. O'Brien was an associate attorney at Weil, Gotshal & Manges from 1996 to 1999 and a briefing attorney with the Supreme Court of Texas from August 1995 to August 1996.
Valerie A. Peters was appointed Vice President, Human Resources of Olin effective September 1, 2018. From March 2018 through August 2018, she served as Vice President, Human Resources—Corporate and Shared Services; from March 2016 to February 2018, she served as Senior Director, Human Resources; from January 2013 to February 2016, she served as Director, Human Resources—Corporate; from December 2007 through December 2012, she served as Director Human Resources, Winchester; and from December 2001 to November 2007, she served as Director Human Resources, Brass and Winchester, all at Olin. Her Olin career began in 1991.
Patrick M. Schumacher was appointed Vice President of Olin and President, Chlor Alkali Products & Vinyls effective November 29, 2021. Prior to joining Olin in November 2021, he was Senior Vice President for Prince International Corporation where he led the sales organization and global mergers and acquisitions activities during 2020. Prior to his time at Prince International Corporation, Mr. Schumacher worked at Celanese Corporation in various leadership positions. From 2018 to 2020, he served as Senior Vice President of multiple business areas; in 2018 he served as Vice President, Emulsion Polymers; and from 2014 to 2018 he served as Vice President, Business and Strategy Development, all at Celanese Corporation. He was Managing Director, Head of Chemicals M&A Practice at Blackstone Group from 2009 to 2014, Senior Vice President at UBS Investment Bank from 2004 to 2009, and held associate positions from 1999 to 2004 at Lehman Brothers and from 1998 to 1999 at Valuemetrics.
Todd A. Slater was appointed Senior Vice President and CFO of Olin effective January 1, 2022. He previously had served as Vice President and CFO of Olin from May 4, 2014. From October 2010 until May 3, 2014, he served as Vice President, Finance and Controller; and from May 2005 until September 2010, he served as Vice President and Controller, all at Olin.
Randee N. Sumner was appointed Vice President and Controller of Olin effective May 4, 2014. From December 2012 until May 3, 2014, she served as Division Financial Officer for Chemical Distribution; from 2010 until December 2012, she served as Assistant Controller; from 2008 to 2010, she served as Director, Corporate Accounting and Financial Reporting; and from 2006 to 2008, she served as Manager, Corporate Accounting and Financial Reporting, all at Olin.
Teresa M. Vermillion was appointed Vice President and Treasurer of Olin effective February 1, 2018. From October 2015 through January 2018, she served as Vice President, Tax; and from July 2010 through September 2015, she served as Director, Tax Planning and Financial Analysis, all at Olin. Prior to that, she was a Senior Tax Manager at Ernst & Young.

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COMPENSATION DISCUSSION AND ANALYSIS
____________________
TABLE OF CONTENTS

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Introduction

This Compensation Discussion and Analysis (CD&A) describes, in detail, our executive compensation philosophy and the compensation programs in which our senior executive team participates. The CD&A explains the decisions the compensation committee of our board of directors (committee) made under those programs for 2023, and the factors it considered in making those decisions. The CD&A focuses on the compensation paid to our NEOs as they are determined under SEC rules. Our NEOs for 2023 were:

Name	Title
Scott M. Sutton	Chairman, President and CEO
Todd A. Slater	Senior Vice President and CFO
Dana C. O'Brien	Senior Vice President, General Counsel and Secretary
Damian Gumpel	Vice President, Corporate Strategy
Patrick M. Schumacher	Vice President and President, Chlor Alkali Products and Vinyls

On September 1, 2023, Olin announced that Chairman, President and CEO Scott Sutton would step down from his role during the first half of 2024. Olin’s Board of Directors immediately commenced a search for his successor. On November 2, 2023, Olin’s Board entered into a Transition Agreement with Mr. Sutton which identified that he would remain an employee of the company through June 30, 2024 unless his employment was terminated by either party prior to that date. The Transition Agreement identified that on the date the new President and Chief Executive Officer commenced employment, Mr. Sutton would transition to the role of Special Advisor through June 30, 2024.

On February 19, 2024, Olin announced that Olin’s Board has appointed Kenneth Lane as President and CEO, and Director, effective March 18, 2024. Olin and Mr. Lane agreed to a 2024 compensation package which consists of base salary, short term incentive target, long term incentive target and an initial equity award of 200,000 restricted stock units that vest over three years following his start date. Mr. Lane will be eligible for certain other benefits generally provided to other senior executives of Olin, including eligibility for benefits under the Olin’s Severance Plan for Section 16(b) Officers and the Olin’s Change in Control Severance Plan for Section 16(b) Officers in connection with a qualified termination of his employment. Mr. Lane will not receive any additional compensation from Olin for his service as a member of the Olin Board.

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Compensation Best Practices

To enhance investor understanding of our compensation decision making, we summarize below certain executive compensation practices we have implemented to reinforce our objectives and drive Olin performance. We also identify practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

We align executive compensation with the interests of our shareholders	We design our executive compensation programs to foster sustainable growth without excessive risk taking	We adhere to the best practices in executive compensation
•Pay for Performance by Ensuring that Executive Compensation is Largely Contingent on Results (page 30)

•Target Compensation Opportunities to the Midpoint of Market Practices (page 34)

•Performance Share Program correlates 50% of these awards with Relative Total Shareholder Return and 50% with Net Income (page 37)

•Require Double Triggers for Payments and Early Vesting of Equity Awards Under the Executive Change in Control Severance Plan (page 56)
•Maintain a Clawback Policy (page 41) •Regularly Assess the Risk Inherent in Our Compensation Policies and Programs (page 42) •Impose Robust Share Ownership Guidelines (page 41)
•Utilize an Independent Compensation Consulting Firm, which Provides No Other Services to Olin (page 32)

•Offer Change in Control Protection that Complies with Prevailing Good Governance Standards, Including No Excise Tax Gross-Up (page 58)

•Permit No Repricing of Underwater Stock Options

•Exclude the Value of Equity Awards in Pension or Severance Calculations

•Extend No Perquisites to NEOs, except minimal excess liability insurance

At the 2023 annual meeting of our shareholders, we held an advisory vote on executive compensation. Approximately 95.6% of the shares voted were cast in support of our 2023 executive compensation and related disclosures. Our committee viewed the results of this vote as general broad shareholder support for our executive compensation program. While we made no changes to our executive compensation program as a result of that vote, our committee continuously evaluates our executive compensation program and makes changes to respond to market trends and other relevant factors.

Pay for Performance

We understand that there are different ways to view “pay for performance.” In the following sections, we highlight how our committee thinks about executive pay and Olin performance, and why we believe our executive compensation programs are appropriately aligned with results that benefit our investors.

Compensation Program Construction

Our executive compensation program is designed to align with the long-term interests of our shareholders, to reward employees for producing sustainable growth, and to attract and retain world-class talent that will ensure we succeed. Our committee strongly believes that these objectives will be fulfilled if executive compensation—pay opportunities and pay actually realized—is tied to Olin’s results. Our committee measures Olin’s performance in two primary ways for purposes of establishing executive compensation:

•our financial results, particularly our adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), Adjusted Cash Flow and Levered Free Cash Flow (see page 34), and
•our relative total return to shareholders over time.

By tying our executives’ pay to Olin’s actual results, our compensation programs (i) align our executives’ interests with those of our shareholders and (ii) induce our management team to achieve our most important goals.

Our total direct compensation package comprises three elements:

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•salary;

•short-term incentive; and

•long-term incentive (equity-based) compensation.

Each NEO has a target total direct compensation opportunity that is reviewed annually by our committee to ensure its alignment with Olin’s pay for performance objectives. Target total direct compensation varies with our performance and as the following chart illustrates is 90% for our CEO and 73% for our NEOs (other than our current CEO).

NEO TARGET COMPENSATION

2023 Results

In 2023, Olin’s Winning Model focusing on value over volume was put to the test in a difficult economic environment impacted by a global industrial recession, high inflation and shifting demand dynamics for Olin’s chemical and ammunition businesses. This trough required us to exercise market discipline and to implement multiple activations throughout the year relative to capacity utilization and marketing and sales activities. Our success at maintaining our market leadership positions is reflected in the level of Levered Free Cash Flow generated in 2023, which Olin utilized to repurchase approximately 13.3 million of our outstanding shares. Since the beginning of the share repurchase program in 2021, we have repurchased approximately 27% of shares outstanding. Olin also generated more than $460 million of net income, more than $750 million in Levered Free Cash Flow and more than $1.3 billion of Adjusted EBITDA. As of December 31, 2023, Olin stock was trading at an approximate 6.0x multiple.

We continued to demonstrate our commitment to safety, Olin people, sustainability and valuation with a strong performance on our non-financial objectives, though our personal safety performance was negatively impacted in 2023 by a life event. As a result of that life event, we renewed our organizational focus on the Me Principles and a global We Care Pledge taken by all Olin employees. In 2023, we also reduced Tier 1 and Tier 2 process safety events over 2022 performance and reduced our environmental events by 47%.

Management also exceeded targeted productivity improvements by almost 22% with actions by Olin employees

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generating more than $280 million in cost savings and approximately $193 million in cost avoidance. We continue to show good progress toward the pro-rata achievement of our sustainability objectives, reducing our total carbon emissions by 12% year-over-year. Additionally, Olin employees engaged at a level that resulted in a more than 500% increase in employee volunteer hours year-over-year.

Our Compensation Committee

Our committee is the body primarily responsible for overseeing compensation to our senior officers. Our committee consists of directors who are independent under the NYSE listing criteria. Our committee establishes total compensation opportunities (and each of the individual elements) for our CEO, and approves compensation for the other executive officers, including our NEOs, based on recommendations by our CEO.

To assist in performing its duties, our committee engages Exequity LLP (Exequity), an independent board and management advisory firm. Exequity solely served the committee and the committee determined that Exequity had no conflicts of interest in providing services to the committee and was independent under the NYSE factors for compensation consultants. In the past several years, our committee discussed its compensation philosophy with Exequity, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which Exequity performed its advisory services.

As advisor to our committee, Exequity:

•reviewed the total compensation strategy and pay levels for our NEOs;

•examined all aspects of our executive compensation programs to ensure their ongoing support of our business strategy;

•informed our committee of developing legal and regulatory considerations affecting executive compensation and benefit programs; and

•provided general advice to our committee on all compensation decisions pertaining to our CEO and to all senior executive compensation recommendations submitted by management.

Our committee routinely meets in executive session (without our CEO or other officers present). As appropriate, Exequity attends some of those executive sessions. In addition to our committee’s retention of Exequity, Olin periodically retains one or more other compensation consulting firms to provide general services, such as actuarial services for pension plans.

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Comparator Group

In designing and implementing our executive compensation programs, it has been our committee’s practice to review compensation data from a peer group that is adjusted periodically in consultation with Exequity. We refer to this group as the “comparator group.” For 2023 compensation decisions, the comparator group referenced by the committee comprised a community of 22 chemicals companies that align reasonably with Olin’s revenues, industry affiliation and corporate structure:

Air Products and Chemicals, Inc.	FMC Corporation
Albemarle Corporation	H.B. Fuller Company
Avient Corporation	Huntsman Corporation
Axalta Coating Systems Ltd.	International Flavors & Fragrances, Inc.
Cabot Corporation	PPG Industries, Inc.
Celanese Corporation	RPM International, Inc.
CF Industries Holdings, Inc.	The Chemours Company
Corteva, Inc.	The Mosaic Company
DuPont de Nemours, Inc.	The Scotts Miracle-Gro Company
Eastman Chemical Company	The Sherwin-Williams Company
Ecolab Inc.	Westlake Chemicals Corporation

Our committee annually evaluates the comparator group composition and makes adjustments as appropriate. The changes made to the comparator group in 2023 aligned our comparator group with chemicals industry companies of comparable revenue and size to Olin. In 2022, for 2023 compensation decisions, the committee removed W. R. Grace & Co. due to its acquisition, and Ashland Global Holdings, Inc., Ingevity Corporation, and Element Solutions, Inc. due to their relative size to Olin. In addition, the committee added Corteva, Inc., and DuPont de Nemours, Inc. Together, these changes positioned Olin closer to median size statistics, including total revenues and market cap. In 2023, for 2024 compensation decisions, our committee elected to maintain the comparator group. We believe this comparator group aligns with Olin’s revenue position, industry affiliation and corporate structure.

What We Pay and Why: Elements of Compensation

We extend to our executives three elements of total direct compensation: salary; short-term incentive; and long-term incentive (equity-based), plus provide a limited number of other benefits that commonly are available to senior management at other companies of similar stature.

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Elements of Compensation

Below are the primary elements of our executive compensation, together with relevant information about each element:

Compensation Element	Purpose	Factors Used to Determine Amount
Salary	• Rewards day-to-day value of executives consistent with the market	• Scope of responsibilities • Time in position • Value of the employee in the market • Individual performance
Short-Term Incentive Program (STIP)
• Ties compensation to the achievement of short-term company goals and objectives
• Motivates executives to achieve short-term financial targets and non-financial strategic objectives
• Communicates key goals of the company to executives

• Criteria for corporate NEOs:
(1)Adjusted EBITDA and Levered Free Cash Flow
(2)Performance on key non-financial objectives that we believe are important to our long-term success
• Criteria for NEOs with divisional responsibility:
(1)Adjusted Division EBITDA and Adjusted Division Cash Flow
(2)Overall corporate performance
(3)Performance on key non-financial objectives that we believe are important to our long-term success

Long-Term Incentive (Equity-Based) Compensation (LTIP)	• Ties compensation to investor returns • Motivates executives to achieve long-range goals that benefit shareholders • Aligns financial interests of executives and shareholders	• Performance share payouts for NEOs and other executive officers based on our performance on key metrics (as defined below)
Other Compensation and Benefits (Retirement and Severance)	• Allows us to retain and compete for strong employee talent • Ensures that executive officers are personally indifferent to the outcome of a transaction in a change in control situation
• Market competitive programs
• Employee’s length of service for defined benefits were frozen on 12/31/07 for Olin plans and on 10/5/15 for the former Dow plans, which continue to accrue interest
• Salary and cash incentive

Our committee determines the total target direct compensation level for our CEO, as well as the mix of the compensation elements, referencing comparator group practices. Our CEO relies on comparator group practices to recommend, for our committee’s review and approval, the target levels and mix of elements for the balance of our executive officers. Although our committee is not bound to mirror the comparator group standards when it makes decisions on compensation levels and the mix of elements, our committee generally relies on the identified competitive norms to ensure that we can compete for executive talent. Our committee also reviews the relationship between our CEO’s compensation and the compensation for our other NEOs. In connection with establishing 2023 compensation, our committee determined that internal pay relationships were reasonable and within the market ranges of CEO-NEO pay relationships at other companies.

As a guideline, our committee evaluates salaries, total cash compensation (salary and short-term incentive), and total direct compensation opportunities (total cash compensation plus the grant date value of long-term incentive awards) extended to our NEOs as a group relative to the market median of the comparator group. Pay levels for any individual NEO, however, may be below or above the market median of the comparator group for that executive’s particular role. Our committee believes that its approach to managing total target pay allows us to attract, motivate, and retain the quality executive talent Olin needs.

Salary

Our committee normally adjusts NEO salaries annually to reflect merit, promotion or change in role and changes in market rates for the job. No increase in salary is automatic or guaranteed. Our committee increased salaries for all NEOs effective January 1, 2023.

Short-Term Incentive Program (Non-equity Incentive Program Compensation)

STIP Overview. Our committee makes annual cash awards under our STIP. Actual STIP payouts are determined based on our achievement against our financial performance targets and our non-financial goals, as discussed below.

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For the financial portion of the STIP award, no payments are made for any financial target if the actual financial performance is below threshold of the target. Payouts for all financial performance metrics under the STIP are discretionary if the Adjusted EBITDA threshold is not met. Achievement of threshold of a financial target results in a 50% unweighted payout of the portion of the target STIP award allocated to that target. For each 1% actual financial performance exceeds the threshold (up to the target level), the STIP payment is increased by approximately 1.79%. In addition, for each 1% by which the actual financial performance exceeds the financial targets (100%), the payout is increased by approximately 6.25%. The total STIP payout for an NEO cannot exceed 200% of that individual’s target STIP award for awards made in 2023.

For the non-financial goals related to further supporting our efforts to promote a company culture responsive to the ongoing environmental, social and governance ideals of our employees and shareholders, the committee approved non-financial objectives for the 2023 STIP including the following categories: Safety, Health & Environmental; Sustainability; People; and Valuation. Each division shared equally the accountability for the achievement of the non-financial objectives. Payouts based on achievement of non-financial objectives are independent of achievement of financial targets.

For 2023, 80% of the target STIP awards for all officers (including our NEOs) were based on financial targets and 20% of the target STIP awards were based on non-financial objectives. The following table illustrates the portion of each NEO’s target STIP award based on corporate and division financial targets and non-financial objectives for 2023:

	Corporate/Division Financial Targets	Non-Financial Objectives	Total
NEOs with Corporate-wide Responsibility	80% / 0%	20%	100%
NEOs with Divisional Responsibility	20% / 60%	20%	100%

As set forth in the table above, for Messrs. Sutton and Slater and Ms. O’Brien, our NEOs with corporate-wide responsibility, target STIP awards were based 80% on corporate financial targets related to Adjusted EBITDA and Levered Free Cash Flow (as defined below) and 20% on non‑financial objectives.

For Mr. Schumacher, our NEO with Divisional Responsibility, the target STIP award was based 80% on financial targets and 20% on non-financial objectives. The financial targets were weighted 75% on division financial targets of Division Adjusted EBITDA and Division Adjusted Cash Flow and 25% on corporate financial targets of Adjusted EBITDA and Levered Free Cash Flow.

For Mr. Gumpel, our NEO with both corporate-wide and divisional responsibility, the target STIP award was based 80% on financial targets and 20% on non-financial objectives. The financial targets were weighted 50% on division financial targets of Division Adjusted EBITDA and Division Adjusted Cash Flow and 50% on corporate financial targets of Adjusted EBITDA and Levered Free Cash Flow.

Financial Targets and Performance Against Objectives. Our committee established goals for each of the performance measures relevant to our NEOs. The table below provides information on each financial performance measure, including a weighting, performance target, performance threshold, performance maximum, 2023 actual performance and related payout percentage earned. In setting the financial targets for the STIP for 2023, the committee sought to establish targets based on the Company’s projected performance at the time goals were being determined. The Committee’s philosophy is to establish performance targets such that if the Company meets expectations, then executives have the opportunity to receive a target payout. Further, performance that exceeds or does not meet expectations shall result in payouts above or below target, respectively.

Following record years of performance in 2021 and into 2022, Olin’s businesses began to face headwinds and reductions in demand starting in the third quarter of 2022 and continuing through the end of 2022 and into the beginning of 2023. While these headwinds continued into the fourth quarter, Olin’s overall performance in 2022 resulted in Adjusted EBITDA of $2.43 billion.

In the January 26, 2023 press release announcing earnings results for 2022, Olin provided forward-looking Adjusted EBITDA guidance to investors of $1.5 billion to $2.0 billion for 2023. This guidance reflected the difficult economic conditions Olin’s businesses faced in the second half of 2022 that were projected to continue in 2023 in a potentially recessionary environment coupled with demand weaknesses. In accordance with its philosophy and acknowledging the challenging performance environment ahead, the Committee established target Adjusted EBITDA for 2023 of $1.75 billion, the midpoint of guidance provided to investors for the year.

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As described in the table below, the results for 2023 for all three segments reflect these headwinds worsening during the year, as no division achieved the financial target for Adjusted EBITDA or Cash Flow. Dollar amounts in the table below are shown in millions.

Performance Measure	Weighting	Performance Target	Performance Threshold	Performance Maximum	Actual Performance	Actual Payout Percentage
Adjusted EBITDA—Corporate	50%	$1,750.0	$1,260.0	$2,100.0	$1,306.0	27.3%
Levered Free Cash Flow—Corporate	30%	$886.0	$637.9	$1,063.0	$758.5	22.3%
Adjusted EBITDA—Chemicals Division	60%	$1,561.0	$1,123.9	$1,873.2	$1,131.3	30.5%
Adjusted Cash Flow—Chemicals	20%	$1,321.0	$951.1	$1,585.2	$1,073.1	13.3%

For 2023, in calculating Adjusted EBITDA, we used 2023 EBITDA excluding the effect of the following special charges, gains and losses (which were reflected in our 2023 EBITDA): (i) restructuring charges of $89.6 million, (ii) $27.0 million of pretax gains on the sale of Olin's domestic private trucking fleet and operations, (iii) $15.6 million insurance recovery associated with a second quarter 2022 business interruption at our Plaquemine, Louisiana, Chlor Alkali Products and Vinyls facility, (iv) $4.1 million related to results from the White Flyer Targets acquisition, and (v) environmental insurance recoveries for costs incurred and expensed in prior years of $6.4 million.

Adjusted Cash Flow represents our after-tax operating cash flows of the business, including interest paid and changes in working capital, reduced by capital expenditures and payments under long-term supply contracts.

Levered Free Cash Flow represents our cash flow after interest paid, income taxes paid, changes in working capital, capital expenditures and payments under long-term supply contracts.

As described above, for our NEOs, the 80% portion of the STIP target award related to financial targets would be paid at the target award level (set forth in the Grants of Plan-Based Awards table) if our Adjusted EBITDA and Adjusted Cash Flow equal the financial performance targets. If any of the three metrics fall above or below the target level, our committee adjusts the STIP cash payment as described above. In the event that actual Adjusted EBITDA is below the threshold level of the target Adjusted EBITDA, all STIP payments for the financial portion of the STIP award (80%) are discretionary.

Our NEOs with corporate-wide responsibility (Messrs. Sutton and Slater and Ms. O’Brien) received a payout of 27.3% for Adjusted EBITDA–Corporate and 22.3% for Levered Free Cash Flow–Corporate.

Our NEO with Chemicals division responsibility (Mr. Schumacher) received a payout of 30.5% for Adjusted EBITDA–Chemicals Division and 13.3% for Adjusted Cash Flow–Chemicals Division.

Our NEO with both corporate-wide and Chemicals division responsibility (Mr. Gumpel) received a payout of 27.3% for Adjusted EBITDA–Corporate, 30.5% for Adjusted EBITDA–Chemicals Division, 22.3% for Levered Free Cash Flow–Corporate and 13.3% for Adjusted Cash Flow–Chemicals Division.

Non-Financial Objectives. In 2023, safety, health and environmental, and strategic goals comprised 20% of the STIP award opportunity for our NEOs.

Performance Goal	Possible	Achieved
Strategic Goals	15%	13.5%
Safety, Health & Environmental Goals	5%	3.5%
Total	20%	17.0%

For 2023, all NEOs earned 17.0% of their target STIP award, out of a possible 20%, related to achievement of non-financial objectives.

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Long-Term Incentive (Equity-Based) Compensation (LTIP)

In 2023, we allocated the value of LTIP awards equally between performance shares and stock options.

Why Stock Options?	Why Performance Shares?
• Performance-based because their value is solely tied to Olin’s stock price, which directly correlates to our shareholders’ interests.
• Fosters an environment focused on long-term growth and shareholder value creation.
• Declines in stock price following the grant of stock options detrimentally impact executive pay (i.e., when a stock option is “underwater” it has no value).
• Highly valued by employees; an important retention tool.

• Performance-based both because the number of shares earned depends on performance against pre-defined financial goals and the value of the shares fluctuates based on the stock price.
• Motivates decision making that maximizes performance over a multi-year timeframe.
• Tied to key financial metrics—relative total shareholder return and net income.
• Coordinates the activities of all award recipients (including our NEOs) in support of long-term organizational value enhancement.

All LTIP participants, including NEOs, are assigned target award levels which for 2023 were:

NEO	Target Award
Scott M. Sutton	$9,000,000
Todd A. Slater	$1,650,000
Dana C. O'Brien	$1,000,000
Damian Gumpel	$1,100,000
Patrick M. Schumacher	$1,100,000

Performance Shares. Half the value of each participant’s 2023 LTIP target award value was delivered in performance shares. The target number of performance shares awarded to each NEO was formulated by dividing half the participant’s target award value by the fair market value of our common stock (the average of the high and low per share sales price of our common stock on the NYSE on the grant date). The total number of performance shares that vest and will be paid to each NEO from awards made in 2023 will vary between 0% and 200% of this target number.

Half of the target number of performance shares will be earned based on our relative total shareholder return (TSR) over the three-year period ending December 31, 2025 compared to the community of companies in the S&P 1500 Material Index, plus one selected direct competitor—Huntsman Corporation. We refer to this group of companies as the Performance Share Comparison Group.

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The remaining half of the target number of performance shares will be earned based on our actual net income compared to the net income goal set by our committee for the same three-year period. The following charts identify the relationship between the target number of performance shares earned and performance generated:

If Olin’s TSR for a Performance Cycle is:	The number of TSR Performance Shares paid as a percentage of the target TSR Performance Share Award will be:
At or above the 80th Percentile of the Performance Share Comparison Group	200%
Above the 50th Percentile, but below the 80th Percentile of the TSR for the Performance Share Comparison Group	100% of the target number of TSR Performance Shares plus 3.33% of the target number of TSR Performance Shares for each incremental percentile position above the 50th Percentile
At the 50th Percentile of the TSR for the Performance Share Comparison Group	100% of the target number of TSR Performance Shares
Above the 20th Percentile, but below the 50th Percentile of the TSR for the Performance Share Comparison Group	25% of the target number of TSR Performance Shares plus 2.5% of the target number of TSR Performance Shares for each incremental percentile position above the 20th Percentile
At the 20th Percentile of the TSR for the Performance Share Comparison Group	25% of the target number of TSR Performance Shares
Below the 20th Percentile of the TSR for the Performance Share Comparison Group	0%

If Olin’s Net Income (LTIP) for the relevant portion of the Performance Cycle is:	The number of Net Income Performance Shares paid as a percentage of the target Net Income Performance Shares allocated to that Net Income Goal will be:
At least 140% of the relevant Net Income (LTIP) Goal	200% of the target number of Net Income Performance Shares allocated to that Net Income Goal
More than 100% but less than 140% of the relevant Net Income (LTIP) Goal	100% of the target number of Net Income Performance Shares allocated to that Net Income Goal plus a proportionate number of target Net Income Performance Shares determined using linear interpolation
100% of the relevant Net Income (LTIP) Goal	100% of the target number of Net Income Performance Shares allocated to that Net Income Goal
More than 60% but less than 100% of the relevant Net Income (LTIP) Goal	50% of the target number of Net Income Performance Shares allocated to that Net Income Goal plus a proportionate number of target Net Income Performance Shares determined using linear interpolation
60% of the relevant Net Income (LTIP) Goal	50% of the target number of Net Income Performance Shares allocated to that Net Income Goal
Less than 60% of the relevant Net Income (LTIP) Goal	0%

Stock Options. The remaining half of each participant’s 2023 LTIP target award value is delivered in stock options. The number of shares subject to the option award is determined by dividing half the value of the overall LTIP target by the Black-Scholes value of options for our common stock (not to be lower than 20% of the then-current market price of our common stock).

Our committee typically approves option awards at its first committee meeting each year. In 2023, the first committee meeting was February 22, 2023. At that meeting, our committee approved the granting of option awards effective on February 22, 2023. The exercise price on February 22, 2023 was $60.55 per share, the average of the high and low per share sales price of our common stock on the NYSE on that date. These option awards were made consistent with past practice in which the option awards have:

•a grant effective date at least 10 business days after the release of year-end earnings; and

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•an exercise price equal to fair market value on the grant effective date.

This practice ensures that the exercise price for stock options reflects full disclosure of prior year earnings information. We have not engaged in “back dating” of options, as our policies do not allow back dating. In addition, our equity plans do not permit option grants with an exercise price below the fair market value of our stock on the effective date of the option grant.

2021 LTIP Award. In February 2021, as part of our annual LTIP award cycle, our committee granted performance share awards to Messrs. Sutton, Slater and Gumpel, who were each executive officers at that time. The performance share awards were granted according to the award structure and vesting conditions described above with a performance period covering 2021 through 2023. Our TSR for the 2021 – 2023 performance period was over the 76th percentile as compared to our Performance Share Comparison Group resulting in a vesting at 189.34% for TSR Performance Shares. TSR for Olin and the Performance Share Comparison Group companies is calculated using a 20-trading day average stock price. We achieved a cumulative percentage of 151.7% of our applicable adjusted net income goals for an aggregate payout percentage of 170.51% of our 2021 LTIP Performance Share award.

Restricted Stock. Our committee does not award restricted stock or restricted stock units to NEOs on a regular basis. In 2023, no grants of restricted stock units were made to any NEOs.

Other Compensation

We also offer a small number of other personal benefits to groups of employees, including our NEOs. We extend some benefits, such as a portion of health insurance premiums and certain retirement benefits, to all eligible employees. We tie the size and construction of these benefits to competitive practices in the market, a decision our committee believes enables us to attract and retain executives with the talents and skill sets we require. We provide other compensatory items, such as certain life insurance benefits and the retirement and change in control benefits described below, to our NEOs and other officers.

Retirement Benefits. We offer retirement benefits as part of the package to recruit and retain employees. Our retirement benefits also reflect an individual’s contributions over his or her career with Olin, as those benefits are based on compensation. In general, we establish market competitive retirement benefits. Our committee believes that retirement plans like ours are commonly provided to executives at other companies, and offering these benefits helps us remain competitive for qualified senior-level executive talent. We periodically re-evaluate and update those plans to respond to changes in the market.

The Olin Contributing Employee Ownership Plan (CEOP) is a funded, qualified 401(k) plan which provides eligible employees the opportunity to make pre-tax, Roth 401(k), after-tax and catch-up contributions. Olin generally matches a portion of eligible compensation that the participant contributes to the plan. For eligible employees, Olin makes contributions to the Defined Contribution Retirement Account based on a percentage of eligible compensation as defined in the plan.

The Supplemental CEOP is an unfunded, nonqualified deferred compensation plan for our NEOs and a select group of other senior management employees. Our committee believes that historically it was common for companies to offer these kinds of nonqualified retirement supplements to executives and offering these benefits has allowed us to remain competitive in the market for qualified senior-level executive talent. Because this plan is unfunded, participants receive benefits only if we have the financial resources to make the payments when due.

Executive Severance Plans. In adopting the Executive Severance Plans, it was our intention to provide security to our senior executives in the event of a loss of employment generally consistent with the arrangements provided by our peer companies, and in the case of our double-trigger change in control agreements, to ensure that our executives work to secure the best outcome for shareholders in the event of a possible change in control, even if it meant that they lost their jobs as a result. These agreements are described under the headings “Potential Payments Upon Termination or Change in Control” and “Executive Severance Plans.”

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CEO Transition Agreement. As noted above, we entered into a Transition Agreement with Mr. Sutton whereby he will generally remain employed by Olin, either in his current role as Chairman, President and CEO, or as a Special Advisor to the company, through a transition period that will end as of June 30, 2024 (the “End Date”). In contemplation of Mr. Sutton’s provision of ongoing services to Olin, the Transition Agreement generally provides for the following compensation package for Mr. Sutton:

•Continuation of Mr. Sutton’s base salary through the End Date;

•Payment of Mr. Sutton’s 2023 STIP award per the terms of the STIP;

•Payment of a consulting bonus (in staggered installments over the 2024 and 2025 fiscal years); and

•The following treatment of Mr. Sutton’s outstanding equity awards: maintenance of his initial performance share award and 2021 performance share award (which shall vest and be paid in accordance with the applicable award terms – with the initial performance share award paid in January 2024); maintenance of his 2022 performance share award and ability to vest in such award following the End Date (subject to the other terms and conditions of such award); accelerated vesting of his unvested 2022 stock options on the End Date; and continued exercisability of his vested stock options as of the End Date through October 31, 2025 (irrespective of contrary provisions in the applicable award agreement(s)). At the End Date as specified in the Transition Agreement, equity awards granted to Mr. Sutton in 2023 that have not vested in accordance with their original terms will be forfeited.

In addition, the Transition Agreement governs certain payments Mr. Sutton may receive in connection with his termination of employment (see the “Potential Payments Upon Termination or Change in Control” table below). We believe that Mr. Sutton’s continued presence at Olin during the transition period is critical to the ongoing success of the company, including maintenance of important short-term and long-term strategic goals; Mr. Sutton’s compensation package adequately reflects his essential role at Olin.

Retention Agreements with Certain NEOs. On December 20, 2023, Olin Corporation (the "Corporation”) entered into retention agreements (each, a "Retention Agreement”) with Todd A. Slater, Senior Vice President and Chief Financial Officer, Dana C. O’Brien, Senior Vice President, General Counsel and Secretary, and Damian Gumpel, Vice President, Corporate Strategy (each an "Executive”), which provide the opportunity to earn cash retention bonus payments (the "Retention Bonus”) based on continued employment. The Compensation Committee of the Corporation’s Board of Directors believed the Retention Agreements were important to incentivize the Executives to continue their employment with the Corporation and to promote a successful executive leadership transition.

The table below summarizes each Executive’s Retention Bonus award opportunity:

Executive	Retention Bonus
Todd A. Slater	$1,000,000
Dana C. O’Brien	$1,000,000
Damian Gumpel	$600,000

The Executives may vest in the Retention Bonuses, contingent on their continued employment with the Corporation, according to the following vesting schedule:

Vesting Date	Vesting % of the Retention Bonus
July 1, 2024	10%
January 1, 2025	20%
July 1, 2025	30%
January 1, 2026	40%

In general, if an Executive terminates his or her employment for any reason prior to a vesting date, all unvested amounts will be immediately forfeited; provided that, in the event of termination without cause or due to death or disability, or due to a change in control of the Corporation, the Retention Bonus will become 100% vested. Once vested, the Retention Bonus (or portion thereof) is paid in a cash lump sum within 30 days, or, in the event of termination due to death

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or disability, no later than March 15 of the following year. The Retention Agreements include restrictive covenants, including non-competition, non-solicitation, and confidentiality protections in favor of the Corporation.

Compensation Governance Best Practices

Stock Ownership Guidelines

Our stock ownership guidelines require all of our Section 16(b) Officers to maintain specified ownership levels of our stock within five years after the guideline applies. Stringent stock ownership requirements mitigate any risk that options may cause management to focus on short-term stock price movement.

Our committee monitors compliance with the stock ownership guidelines annually. To determine “stock ownership” under the guidelines, we include, in addition to shares the individual owns outright, restricted stock and restricted stock units, shares and phantom shares held in the executive’s CEOP and Supplemental CEOP accounts, and shares subject to vested stock options with an exercise price below the current market price. No unvested performance share awards are included in the determination of stock ownership. The committee believes that more senior executives, who have significant policy-making responsibilities impacting our stock price, should retain a higher amount of stock ownership to ensure their interests are aligned with our shareholders.

Officer Title	Salary Multiple
Chairman, President and CEO	6
Senior Vice President	3
Vice President	2

All of our NEOs met the guidelines for 2023, to the extent applicable to them, based on the 365-day average price of our stock between April 1, 2022 and March 31, 2023.

Clawback Policy

Each of our NEOs is subject to a clawback policy applicable to all of Olin’s executive officers, as defined by Section 16 of the Exchange Act. In response to, and in compliance with, the SEC’s release of final rules regarding clawback policies and the NYSE’s publication of corresponding listing standards, Olin most recently amended and restated its clawback policy applicable to executive officers.

Olin’s clawback policy allows recovery of all or a portion of certain incentive-based compensation. More specifically, Olin may recover compensation as follows:

(i)Due to Accounting Restatement: If Olin is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under securities laws, our board or our committee must clawback any “excess compensation” received by an executive officer (current or former) during the applicable look-back period regardless of whether the executive officer engaged in misconduct or was otherwise directly or indirectly responsible for the accounting restatement.

“Excess compensation” is defined as any amount of incentive-based compensation (defined per SEC and NYSE clawback rules) received by an executive officer that exceeds the amount of incentive-based compensation that would otherwise have been received had it been determined based on the restated financial information or properly calculated financial measure.

The “lookback period” is the 3 completed fiscal years immediately preceding the earlier of the date on which (1) the board or appropriate committee concludes or reasonably should have concluded that an accounting restatement is required, or (2) a regulator directs a restatement.

(ii)Due to Misconduct: In the event our board or our committee reasonably determines that an executive officer has engaged in grossly negligent or intentional misconduct that was a “significant contributing factor” to an accounting restatement of our financial statements, or a significant increase in the value of that executive’s incentive awards, the board or committee may (1) recover all income received by an executive officer from any incentive award during the fiscal year in which such determination occurs (or the 3 completed fiscal years immediately preceding such determination), and/or (2) cancel any incentive award granted to the executive

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officer during the fiscal year of such determination (or the 3 completed fiscal years immediately preceding such determination).

An “incentive award” generally includes an award that vests or is paid out upon achievement of quantitative performance targets (e.g., payments under the STIP and awards granted under the LTIP), but does not include any stock options, restricted shares or restricted stock units that are subject to time-based vesting criteria only.

Amounts that we recover under this policy are not included in calculating that executive’s benefits under our Supplemental CEOP, and our recovery of amounts under the policy does not trigger any benefits under our severance plans. In addition to the clawback policy, our equity plans provide that if a participant renders service to one of our competitors, discloses confidential information without our consent, or violates other terms of the plan, our committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six month period preceding the participant’s action triggering the clawback. Olin does not indemnify any executive officer against the loss of any covered compensation as a result of the application of the clawback policy.

Risk Assessment

Management and our committee regularly evaluate the risks involved with our compensation programs. In November 2023, we conducted a comprehensive risk assessment after compiling an inventory of incentive plans and programs and conducting an analysis of the risk associated with each. The assessment considered factors such as the plan metrics, number of plan participants, maximum payments, and risk mitigation factors. Exequity reviewed the risk assessment and advised our committee of its comfort with the level of risk inherent in Olin’s compensation programs. Based on our committee’s review of the risk assessment and Exequity’s input, our committee concluded that it did not believe any of our compensation programs or policies create risks that are reasonably likely to have a material adverse impact on Olin. Based on this conclusion, we implemented no material changes to our compensation policies or practices after our risk assessment.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation based on accounting factors.

Our committee considers the deductibility of long-term and annual incentive awards in structuring our executive compensation program, to the extent practical. To hire and retain highly skilled executives and remain competitive, our committee also looks at other factors and retains the discretion to make awards and pay amounts that do not qualify as tax deductible.

Our equity and severance plans do not provide any “gross-up” for the amount of excise tax, if any, due on “excess parachute payments” as defined under Code Section 280G. These benefits are described in more detail under “Potential Payments Upon Termination or Change in Control.”

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2023, 2022 and 2021:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (h)	All Other Compensation (5) ($) (i)	Total ($) (j)
Scott M. Sutton Chairman, President and CEO	2023	$1,250,000	$—	$4,754,436	$4,545,892	$1,165,500	$—	$266,703	$11,982,531
	2022	$1,065,000	$—	$3,975,484	$3,657,786	$1,806,040	$—	$241,256	$10,745,566
	2021	$750,000	$—	$4,479,480	$3,055,253	$1,725,750	$—	$94,810	$10,105,293

Todd A. Slater Senior Vice President and CFO	2023	$680,000	$—	$871,670	$833,431	$386,280	$15,924	$127,740	$2,915,045
	2022	$650,000	$—	$829,141	$762,480	$717,200	$—	$131,306	$3,090,127
	2021	$615,000	$—	$934,848	$636,222	$840,750	$—	$76,563	$3,103,383

Dana C. O’Brien Senior Vice President, General Counsel and Secretary	2023	$630,000	$—	$528,265	$505,106	$313,020	$—	$110,160	$2,086,551
	2022	$600,000	$150,000	$499,681	$457,488	$586,800	$—	$63,000	$2,356,969

Damian Gumpel Vice President, Corporate Strategy	2023	$600,000	$—	$581,126	$555,630	$280,280	$6,875	$99,376	$2,123,287
	2022	$550,000	$—	$554,591	$508,320	$459,500	$—	$115,204	$2,187,615
	2021	$493,501	$—	$1,140,824	$305,228	$637,200	$—	$59,271	$2,636,024

Patrick M. Schumacher Vice President and President, Chlor Alkali Products and Vinyls	2023	$600,000	$—	$581,126	$555,630	$273,900	$—	$89,363	$2,100,019
	2022	$550,000	$—	$554,591	$508,320	$459,500	$—	$50,400	$2,122,811
_______________________
(1)For Ms. O’Brien, the value in this column represents the payment of the second half of a retention award made in conjunction with her hire.

(2)Represents the aggregate grant date fair value of equity awards granted in that year (performance shares and restricted stock units in column (e) and options in column (f)), in each case calculated in accordance with ASC Topic 718. Please refer to Footnote 4 to the Grants of Plan-Based Awards table for a discussion of the assumptions used in these calculations. The performance share amounts in column (e) are calculated based on a payout equal to 100% of the target level for awards made in 2023, 2022 and 2021. Set forth below are the amounts that would have been included for performance share awards and total equity awards, if the grant date fair value had been based on the highest level of performance shares (for a payout equal to 200% of the target level).

NEO	2023 Performance Share	2022 Performance Share	2021 Performance Share / Total
Scott M. Sutton	$9,508,872	$7,950,968	$8,958,960	/	$8,958,960
Todd A. Slater	$1,743,379	$1,658,282	$1,869,696	/	$1,869,696
Dana C. O'Brien	$1,056,570	$999,362	N/A
Damian Gumpel	$1,162,252	$1,109,182	$891,568	/	$1,586,608
Patrick M. Schumacher	$1,162,252	$1,109,182	N/A

At the End Date as specified in the Transition Agreement, equity awards granted to Mr. Sutton in 2023 that have not vested in accordance with their original terms will be forfeited.

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(3)Amounts listed in this column were determined by our committee under our STIP.

(4)Amounts reported in this column represent the total change in the present value of the pension benefits during the applicable year under all of our defined benefit pension plans. Pension values as of December 31, 2023 for Mr. Slater include amounts under the Qualified Plan, Supplemental Plan, and Senior Plan. Additionally, Mr. Gumpel participates solely in a cash balance arrangement under the Qualified Plan, and Messrs. Sutton and Schumacher and Ms. O’Brien are not eligible to participate in any of the defined benefit plans. Other than Mr. Slater, none of the NEO’s participate in the Supplemental or Senior Plans. Changes in the present value of pension benefits are determined using the assumptions we use for financial reporting purposes and represent changes in assumptions and the fact that each NEO is one year older, rather than any change in our NEO’s accrued pension benefit. Please see the note entitled “Pension Plans” in the notes to our audited financial statements included in our 2023 annual report on Form 10‑K for a discussion of these assumptions. The values shown in the table are due to the change of assumptions and the fact that each executive is one year older, as well as the Required NQ Plan Payments (as described on page 50 below). It is not driven by any change in the retirement benefit itself, except for Mr. Gumpel. The retirement benefits for Mr. Gumpel reflects an account balance based on a “personal pension account” (PPA) Cash Balance formula acquired from the Dow Employees Pension Plan (DEPP), which is then credited with interest until his assumed retirement date. The credited interest rate is 150 basis points plus the discount rate on 6-month Treasury Bills for the month of September of the prior plan year. To determine the change in the present value of the pension benefits under these plans, for Mr. Slater, we used age 62, the first age at which unreduced pension benefits are payable under the applicable Plans. For Mr. Gumpel, an interest crediting rate of 4% was assumed for the accumulation of his PPA account balance arrangement to age 65 and the conversion of his account balance to a life annuity benefit.

In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit. For more information on these defined benefit plans, including the pension equity and cash balance arrangements, see the descriptions beginning on page 49.

(5)Amounts reported in this column for 2023 are comprised of the following items:

Executive Officer	CEOP/Supplemental CEOP–Retirement Account (a)	Other Payments (b)	Total
Scott M. Sutton	$266,703	$—	$266,703
Todd A. Slater	$125,190	$2,550	$127,740
Dana C. O'Brien	$110,160	$—	$110,160
Damian Gumpel	$97,463	$1,913	$99,376
Patrick M. Schumacher	$89,363	$—	$89,363
____________________
(a)The amounts shown represent Olin’s contributions of a total of 7.5% of eligible compensation to the Retirement Account portion of the CEOP and the Supplemental CEOP in addition to the company’s match of a portion of eligible compensation that the participant contributes to each plan.

(b)The values for Messrs. Slater and Gumpel represent the phantom dividends and interest accrued and paid in cash for the restricted stock unit award granted January 2, 2020 which vested on January 2, 2023.

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Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Compensation Committee Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (3) (#) (i)	Exercise or Base Price of Option Awards ($/Share) (3) (j)	Grant Date Fair Value of Stock and Option Awards (4) (k)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Scott M. Sutton (5)	02/22/2023	02/22/2023	$700,000	$1,750,000	$3,500,000
	02/22/2023	02/22/2023				27,870	74,320	148,640			$4,754,436
	02/22/2023	02/22/2023							158,173	$60.55	$4,545,892

Todd A. Slater	02/22/2023	02/22/2023	$232,000	$580,000	$1,160,000
	02/22/2023	02/22/2023				5,110	13,626	27,252			$871,670
	02/22/2023	02/22/2023							28,999	$60.55	$833,431

Dana C. O'Brien	02/22/2023	02/22/2023	$188,000	$470,000	$940,000
	02/22/2023	02/22/2023				3,097	8,258	16,516			$528,265
	02/22/2023	02/22/2023							17,575	$60.55	$505,106

Damian Gumpel	02/22/2023	02/22/2023	$176,000	$440,000	$880,000
	02/22/2023	02/22/2023				3,407	9,084	18,168			$581,126
	02/22/2023	02/22/2023							19,333	$60.55	$555,630

Patrick M. Schumacher	02/22/2023	02/22/2023	$176,000	$440,000	$880,000
	02/22/2023	02/22/2023				3,407	9,084	18,168			$581,126
	02/22/2023	02/22/2023							19,333	$60.55	$555,630
____________________
(1)Amounts in these columns represent the potential annual cash incentives established under our STIP in early 2023. Actual amounts were determined and paid in early 2024, and are included under column (g) in the Summary Compensation Table. We discuss our annual incentive program under the heading “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation.” The threshold amounts in column (c) represent the minimum achievement of the financial components of our STIP required to receive a payout. If threshold financial performance is not achieved, the payout for the financial component is zero.
(2)For all NEOs, numbers in these columns represent awards of performance shares under our Performance Share Program described below. The amounts in column (h) represent 200% of the target amounts, the maximum payout of the performance shares. The threshold amounts in column (f) represent the minimum achievement under our Performance Share Program of both the relative TSR and net income components. If threshold performance is not achieved, the payout is zero.
(3)Numbers in these columns for all NEOs represent nonqualified stock options granted under our LTIP, vesting in three equal annual installments, beginning on the first anniversary of the grant date. The market closing price on the grant date was $60.17, while the options were granted with an option exercise price equal to the average of the high and low sales price of our common stock on the grant date ($60.55). Option awards are awarded with an effective date at least 10 business days after our annual earnings release (February 22, 2023 for 2023 grants). The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back dating” practices.
(4)Amounts in this column assume payment of performance shares at the target level and value options using the Black-Scholes value, in each case calculated for financial statement reporting purposes in accordance with ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2023 annual report on Form 10-K for additional discussion of the assumptions underlying these calculations.
(5)At the End Date as specified in the Transition Agreement, equity awards granted to Mr. Sutton in 2023 that have not vested in accordance with their original terms will be forfeited.

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Stock Options

Annually, our committee grants options to purchase shares of our common stock to a group of key employees, including our executive officers. Stock option awards are typically granted annually under our LTIP and vest in three equal annual installments, contingent on the recipient’s continued employment. All options are granted with an exercise price equal to the fair market value of our stock on the date of grant and have an exercise term of 10 years from the grant date, which may be shortened in the event of the recipient’s termination of employment. Our plans and our policies do not permit any “back dating” of options.

Performance Shares

Each NEO and certain other key employees received a target number of performance shares in early 2023, which vest at the end of 2025. The total number of performance shares that vest may vary between 0% and 200% of the target number, with half of the performance shares based on TSR over a three-year period compared to the TSR of the companies in the Performance Share Comparison Group and the remaining half based on our net income performance compared to the net income goal set by our committee for the same three-year period. The chart included in the discussion of performance share awards above sets forth this relationship in more detail. Vested performance shares are paid approximately half in cash and half in stock. No dividends or dividend equivalents are paid on unvested performance shares.

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (5) (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($) (g)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6) (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (6) ($) (i)
Scott M. Sutton	—	—		$—	—	—	$—		74,320	$4,009,564
	—	—		$—	—	—	$—		72,400	$3,905,980
	—	—		$—	—	500,000	$26,975,000	(7)	—	$—
	—	158,173	(1)	$60.55	02/22/2033	—	$—		—	$—
	57,567	115,133	(2)	$49.71	02/22/2032	—	$—		—	$—
	205,534	102,766	(3)	$28.99	02/15/2031	—	$—		—	$—

Todd A. Slater	—	—		$—	—	—	$—		13,626	$735,123
	—	—		$—	—	—	$—		15,100	$814,645
	—	28,999	(1)	$60.55	02/22/2033	—	$—		—	$—
	12,000	24,000	(2)	$49.71	02/22/2032	—	$—		—	$—
	42,800	21,400	(3)	$28.99	02/15/2031	—	$—		—	$—
	163,600	—		$17.33	02/18/2030	—	$—		—	$—
	94,100	—		$26.26	02/19/2029	—	$—		—	$—
	54,000	—		$32.94	02/16/2028	—	$—		—	$—
	86,000	—		$29.75	02/10/2027	—	$—		—	$—
	92,250	—		$13.14	02/11/2026	—	$—		—	$—
	38,250	—		$27.40	02/12/2025	—	$—		—	$—
	16,000	—		$27.65	05/04/2024	—	$—		—	$—
	9,000	—		$25.57	02/09/2024	—	$—		—	$—

Dana C. O’Brien	—	—		$—	—	—	$—		8,258	$445,519
	—	—		$—	—	—	$—		9,100	$490,945
	—	17,575	(1)	$60.55	02/22/2033	—	$—		—	$—
	7,200	14,400	(2)	$49.71	02/22/2032	—	$—		—	$—
	23,334	11,666	(4)	$58.59	11/29/2031	—	$—		—	$—

Damian Gumpel	—	—		$—	—	—	$—		9,084	$490,082
	—	—		$—	—	—	$—		10,100	$544,895
	—	—		$—	—	12,000	$647,400		—	$—
	—	19,333	(1)	$60.55	02/22/2033	—	$—		—	$—
	8,000	16,000	(2)	$49.71	02/22/2032	—	$—		—	$—
	20,534	10,266	(3)	$28.99	02/15/2031	—	$—		—	$—
	55,300	—		$17.33	02/18/2030	—	$—		—	$—
	2,100	—		$26.26	02/19/2029	—	$—		—	$—
	5,000	—		$32.94	02/16/2028	—	$—		—	$—

Patrick M. Schumacher	—	—		$—	—	—	$—		9,084	$490,082
	—	—		$—	—	—	$—		10,100	$544,895
	—	19,333	(1)	$60.55	02/22/2033	—	$—		—	$—
	8,000	16,000	(2)	$49.71	02/22/2032	—	$—		—	$—
	16,667	8,333	(4)	$58.59	11/29/2031	—	$—		—	$—
____________________
(1)The options vest in three annual equal installments beginning February 22, 2024.

(2)The options vest in three annual equal installments beginning February 22, 2023, so the first installment has vested.

(3)The options vest in three annual equal installments beginning February 15, 2022, so the first two installments have vested.

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(4)The options vest in three annual equal installments beginning November 29, 2022, so the first two installments have vested.

(5)Represents the entire value of all unvested restricted stock based on the December 31, 2023 closing price of our common stock of $53.95.

(6)Represents the entire value of all unvested performance share awards at target based on the December 31, 2023 closing price of our common stock of $53.95. Vested shares will be paid approximately half in cash and half in stock.

(7)For Mr. Sutton’s award, represents achievement during 2021 of the maximum value (200% of target) of the performance share award granted in conjunction with his employment, valued based on the December 31, 2023 closing price of our common stock of $53.95. The time-based vesting condition of the award was satisfied as of January 1, 2024.

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Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (2) (#) (d)	Value Realized on Vesting (3) ($) (e)
Scott M. Sutton	—	$—	—	$—
Todd A. Slater	—	$—	31,359	$1,912,629
Dana C. O'Brien	—	$—	—	$—
Damian Gumpel	21,800	$837,138	10,878	$669,044
Patrick M. Schumacher	—	$—	—	$—
____________________
(1)The amounts in column (c) above represent the difference between the closing market price of the underlying shares on the exercise date and the option exercise price, multiplied by the number of shares subject to the option exercise.

(2)The shares listed in column (d) above represent performance shares paid in February 2023 (vested based on our performance for the three years ended December 31, 2022), under a performance award made in early 2020. In addition, for Messrs. Slater and Gumpel, the shares listed in column (d) above also includes a restricted stock award granted January 2, 2020 which vested on January 2, 2023. Mr. Slater’s net shares delivered after 360 shares withheld for taxes were 680. Mr. Gumpel’s net shares delivered after 270 shares withheld for taxes were 510.

(3)Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 31, 2022 ($52.90), and dollar amounts listed in column (e) above for the stock portion of the payment of performance shares are based on the average of the high and low sales price for our common stock as of February 22, 2023, the date the shares were issued ($60.55).

Pension Benefits

The following table shows the present value of the benefits under our defined benefit plans as of December 31, 2023, for Messrs. Slater and Gumpel. Messrs. Sutton and Schumacher and Ms. O’Brien do not participate in any defined benefit plan. Please see the item entitled “Pension Plan Assumptions” included in the “Pension Plans” footnote in the notes to our audited financial statements included in our 2023 annual report on Form 10-K for a discussion of these assumptions.

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (#) (c)	Present Value of Accumulated Benefit (2) (3) ($) (d)	Payments During Last Fiscal Year ($) (e)
Todd A. Slater (4)	Qualified Plan	5.00	$166,042	$—
	Supplemental Plan	5.00	$25,520	$—
	Senior Plan	2.58	$—	$—
Damian Gumpel	Qualified Plan	6.30	$57,241	$—
____________________
(1)The amount in the DEPP for Mr. Gumpel was rolled into the Qualified Plan at the time of the October 2015 acquisition of the U.S. chlor alkali and vinyl, global chlorinated organics and global epoxy business of Dow (the Acquisition) and the benefit accruals were frozen at that time. For Mr. Slater, benefit accruals were frozen under all three plans effective December 31, 2007. Employment after that date continues to count toward meeting service and age requirements for vesting and early retirement. Participation in the Qualified Plan generally began when the executive was hired. All of the participating NEOs have met the requirements for vesting.

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(2)The present values are calculated using (i) for Mr. Slater, the executive’s average compensation (salary and annual incentive, and specific inclusions and exclusions) for the three highest years out of the last 10 years of employment through December 31, 2007, his years of creditable service as of December 31, 2007 and an assumed retirement date of age 62 at which time he may receive an unreduced benefit, and (ii) for Mr. Gumpel, his DEPP account balance as of December 31, 2015, credited with annual interest until an assumed retirement date of age 65 at which time he may receive his most valuable benefit. The assumptions we used for financial reporting as of December 31, 2023, including a 5.2% single effective rate (in lieu of a discount rate) for the Qualified Plan, a 5.1% single effective rate for the Supplemental Plan, a 4.0% single effective rate for the Senior Plan, and the PRI-2012 Blue Collar Mortality Tables for Annuitants and Employees, with the Social Security Administration—2021 Intermediate Cost Projections Mortality Improvement Scale.

(3)Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. The executive may instead elect payment of benefits under any of the available payment forms under these plans, including payments for the executive’s life (which we sometimes refer to as a “single life annuity”) or payments continuing after the executive’s death for the life of his or her spouse (which we refer to as a “joint and survivorship benefit”). Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced from the single life annuity based on actuarial calculations if the executive elects a different payment form. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election. For the legacy DEPP benefits the qualified joint & survivor annuity for married participants is a 50% joint & survivorship benefit.

(4) All accrued benefits under the Supplemental Plan and Senior Plan were paid out in connection with the required payments made in 2015 to participants in connection with the Acquisition (such payments, the Required NQ Plan Payments). At the time of the Acquisition, Mr. Slater had not reached retirement age, so he has a residual benefit under these plans.

Freeze of Qualified Plan, Supplemental Plan and Senior Plan

As part of our ongoing evaluation of benefit plans, in 2005, we amended the Qualified Plan to close participation, so that salaried employees hired on or after January 1, 2005, are not eligible for the Qualified Plan. Benefits accrued by most salaried participants in the Qualified Plan, Supplemental Plan and Senior Plan were “frozen” effective December 31, 2007, and benefits for former Dow employees were assumed by the Qualified Plan and frozen on October 5, 2015, but continue to accrue interest. Participants accrued benefits until the applicable freeze date, which was based on applicable years of service and eligible compensation through that date. Service after the applicable freeze date will count toward meeting the eligibility requirements for commencing a pension benefit (including vesting and early retirement) under these plans, but not toward the calculation of the pension benefit amount. Compensation earned after the date the plan was frozen will similarly not count toward the determination of the pension benefit amounts under these plans.

As described above, previously accrued benefits under the Supplemental and Senior plans were required to be paid as part of the Required NQ Plan Payments in connection with the Acquisition. Mr. Slater, who was not yet retirement eligible at the time of the Acquisition, may become eligible upon early retirement for an early retirement benefit (offset by the value of the accrued benefit paid as part of the Required NQ Plan Payments). In addition, in connection with the Acquisition, the Qualified Plan is now responsible for certain Dow‑related frozen benefits described below for which the Qualified Plan received certain assets from the applicable Dow pension plans. We describe the terms of our retirement plans in more detail in the narrative discussion below.

Qualified Plan

As part of our benefits program, we offered a defined benefit retirement plan to salaried employees hired before January 1, 2005 through our Qualified Plan. Benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last 10 years the individual was employed by Olin, through December 31, 2007. The law requires that in determining eligible compensation, the Qualified Plan ignores compensation in excess of a legally‑imposed cap (which for 2007, the last year of benefit accruals, was $225,000). An employee’s benefit is generally 1.5% of his or her average compensation during the relevant period multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). Participants who are at least age 55 with at least 10 years of service when they leave Olin may elect to receive a benefit immediately that is reduced by 4% for each year the

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participant is younger than age 62 at the time benefit payments begin. Participants who leave Olin before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who leave Olin before age 65 with at least five years of service (but less than 10 years of service) receive a vested retirement benefit beginning the month after their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reductions. None of the NEOs other than Mr. Slater are eligible for this legacy Olin pension benefit; but, Mr. Gumpel participates in the Cash Balance arrangement, as described below.

In conjunction with the Acquisition, the Qualified Plan assumed responsibility for certain Dow‑related frozen benefits. Specifically, nearly all frozen benefits transferred to the Qualified Plan are associated with two benefit formulae—Pension Equity and Cash Balance—eligibility for which is typically determined by the individual participant’s hire date at Dow. The Cash Balance benefit, in which Mr. Gumpel participates, also provides a frozen account balance that grows with interest (at a different rate) until separation from Olin, at which point the participant can elect an immediate annuity, a deferred annuity or a lump sum.

In lieu of benefits that had been provided under the Qualified Plan, at the time participation was frozen in 2005, the CEOP was amended to add a Defined Contribution Retirement Account to help ensure that our benefits program would remain competitive. Depending on the participant’s age, we generally contribute 5% or 7.5% of eligible compensation to that Defined Contribution Retirement Account.

Supplemental and Senior Plans

The Supplemental and Senior Plans are frozen unfunded, nonqualified deferred compensation plans for select management employees and those at specified compensation levels.

The Supplemental Plan both restores benefits limited by the Code and provides benefits on certain compensation excluded from coverage under the Qualified Plan. The formula used to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, without the Code limitations on benefits and eligible compensation, reduced by the amount payable under the Qualified Plan. Early retirement benefits have similar eligibility and use the same reduction factors as the Qualified Plan.

Under the Senior Plan, participating employees who were Section 16(b) Officers selected by our committee prior to the freeze date receive pension benefits generally equal to 3% of the executive’s average eligible compensation (not subject to the Code and other Qualified Plan limits) multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for years of service in the Qualified Plan and Supplemental Plan, less years of service in the Senior Plan, reduced by the pension benefits accrued under the Qualified Plan and the Supplemental Plan. Senior Plan benefits are further reduced by 50% of the employee’s primary Social Security benefit. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse, generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

As noted above, previously accrued benefits in the Supplemental and Senior Plans were required to be paid to participants as part of the Required NQ Plan Payments in connection with the Acquisition. At the time of the Acquisition, Mr. Slater had not reached retirement age and so he has a residual benefit under these plans for his early retirement allowance. None of the other NEO’s participate in these plans.

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Nonqualified Deferred Compensation

The following table sets forth information with respect to our Supplemental CEOP for each of our NEOs for 2023:

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Scott M. Sutton	$64,400	$232,053	$26,012	$—	$668,813
Todd A. Slater	$35,000	$90,540	$57,132	$—	$1,630,186
Dana C. O'Brien	$18,000	$75,510	$4,726	$—	$147,172
Damian Gumpel	$16,200	$62,813	$17,405	$—	$472,464
Patrick M. Schumacher	$—	$54,713	$2,427	$—	$75,606
_____________
(1)Amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.

(2)Amounts in this column are included in the amounts listed in column (i) of the Summary Compensation Table and represent company matching contributions and retirement account contributions to the participants’ Supplemental CEOP.

In addition to our CEOP, discussed under the heading “What We Pay and Why: Elements of Compensation—Retirement Benefits,” our Supplemental CEOP provides deferral and company matching opportunities to employees eligible to participate in the CEOP whose contributions are limited under the Code because their base pay exceeds the Code’s compensation limit ($330,000 for 2023). These employees can make pre‑tax contributions to the Supplemental CEOP after their eligible compensation reaches the Code limit. For these purposes, eligible compensation generally includes base compensation but excludes incentive compensation. Employees who contribute to the Supplemental CEOP receive matching contribution credits from Olin at the same level Olin matches CEOP contributions. In addition, Olin provides the same retirement contribution credits to the Supplemental CEOP as under the CEOP (5% or 7.5%, depending on the employee’s age) on the amount of the excess eligible compensation. For these purposes, eligible compensation generally includes base compensation and short‑term incentive compensation but excludes long‑term incentive compensation.

Employees may elect to have their contributions to the Supplemental CEOP invested in phantom shares of Olin common stock or phantom units in an interest‑bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on shares of our common stock. Interest is credited to the phantom interest‑bearing fund at a rate determined quarterly equal to (i) the Federal Reserve A1/P1 Composite rate for 90‑day commercial paper at the end of the last quarter plus 10 basis points, or (ii) such other rate as our board or committee (or any delegate thereof) selects in advance from time to time. Distributions are paid in cash, in a lump sum or in annual installments for up to 15 years after retirement, at the employee’s election. The shares of phantom stock are valued at the average daily closing price of our common stock on the NYSE for the month before the distribution. Distributions from the interest‑bearing fund equal the dollar value of the participant’s account (principal and interest). If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments payable upon termination of employment generally may not be paid in the first six months after retirement.

Potential Payments Upon Termination or Change in Control
The following tables show estimated compensation payable to each NEO who was employed on December 31, 2023, upon various triggering events (assuming the event occurred on December 31, 2023). Actual amounts can only be determined upon the triggering event.

Named Executive Officer	Quit/Early Retirement (2)	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Scott M. Sutton (1)

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Compensation:
Severance (6)	$—	$—	N/A	$10,750,000
Transition Agreement (12)	$—	$3,540,500	$—	$—
Equity Awards (8)	$41,873,164	$41,873,164	N/A	$37,933,000
Acceleration of Unvested Equity Awards (9)	N/A	N/A	N/A	$10,968,747
Benefits and Perquisites: (10)
Supplemental CEOP	$668,813	$668,813	$668,813	$668,813
Life Insurance Premiums	$—	$1,968	$—	$5,904
Outplacement Services	$—	$40,000	$—	$40,000
TOTAL	$42,541,977	$46,124,445	$668,813	$60,366,464

Todd A. Slater (1)
Compensation:
Severance (6)	$—	$1,840,000	N/A	$2,431,752
Retention (7)	$—	$1,000,000	$—	$1,000,000
Equity Awards (8)	$20,341,717	$20,341,717	N/A	$19,553,315
Acceleration of Unvested Equity Awards (9)	N/A	N/A	N/A	$2,185,672
Benefits and Perquisites: (10)
Senior and Supplemental Plans (11)	$55,630	$55,630	$41,031	$125,171
Qualified Plan (11)	$179,964	$179,964	$179,964	$179,964
Supplemental CEOP	$1,630,186	$1,630,186	$1,630,186	$1,630,186
Life Insurance Premiums	$—	$1,338	$—	$2,676
Outplacement Services	$—	$40,000	$—	$40,000
TOTAL	$22,207,497	$25,088,835	$1,851,181	$27,148,736

Dana C. O'Brien (1)
Compensation:
Severance (6)	$—	$1,570,000	N/A	$2,670,000
Retention (7)	$—	$1,000,000	$—	$1,000,000
Equity Awards (8)	$506,491	$506,491	N/A	$30,536
Acceleration of Unvested Equity Awards (9)	N/A	N/A	N/A	$997,520
Benefits and Perquisites: (10)
Supplemental CEOP	$147,172	$147,172	$147,172	$147,172
Life Insurance Premiums	$—	$1,240	$—	$2,480
Outplacement Services	$—	$40,000	$—	$40,000
TOTAL	$653,663	$3,264,903	$147,172	$4,887,708

Damian Gumpel (1)
Compensation:
Severance (6)	$—	$1,480,000	N/A	$2,520,000
Retention (7)	$—	$600,000	$—	$600,000
Equity Awards (8)	$3,817,218	$3,817,218	N/A	$3,290,411
Acceleration of Unvested Equity Awards (9)	N/A	N/A	N/A	$2,006,456
Benefits and Perquisites: (10)
Qualified Plan (11)	$145,406	$145,406	$145,406	$145,406
Supplemental CEOP	$472,464	$472,464	$472,464	$472,464
Life Insurance Premiums	$—	$1,181	$—	$2,362
Outplacement Services	$—	$40,000	$—	$40,000
TOTAL	$4,435,088	$6,556,269	$617,870	$9,077,099

Patrick M. Schumacher (1)
Compensation:
Severance (6)	$—	$1,480,000	N/A	$2,520,000
Equity Awards (8)	$560,742	$560,742	N/A	$33,935
Acceleration of Unvested Equity Awards (9)	N/A	N/A	N/A	$1,102,817
Benefits and Perquisites: (10)
Supplemental CEOP	$75,606	$75,606	$75,606	$75,606
Life Insurance Premiums	$—	$1,181	$—	$2,362
Outplacement Services	$—	$40,000	$—	$40,000
TOTAL	$636,348	$2,157,529	$75,606	$3,774,720

____________________
(1)Amounts in the tables assume an annual salary at the level in effect on December 31, 2023.

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(2)Mr. Slater is not yet eligible for normal retirement but is eligible for early retirement and amounts reported under the “Quit/Early Retirement” column reflect amounts he would receive upon early retirement. Mr. Gumpel is eligible to receive benefits based on his account balances at termination, so all amounts reflect immediate commencement of benefits. Messrs. Sutton and Schumacher and Ms. O’Brien are not eligible to receive benefits under the Qualified Plan.

(3)As of December 31, 2023, under the Plans then in effect, an executive whose employment terminates in connection with the sale of a business unit generally receives the benefits in this column, except that the executive’s stock options may be exercised for two years beyond the date of the termination (rather than one year), unless the employee is eligible for retirement in which case the executive’s stock options would be exercisable through the original term of the option.

(4)Olin generally may terminate an executive for “cause” if the executive (i) willfully fails to perform his or her duties; (ii) engages in gross misconduct that significantly injures Olin financially; (iii) commits a felony or fraud in the course of his or her employment; or (iv) willfully breaches Olin’s Code of Conduct.

(5)The amounts for Mr. Slater represents the amount he would receive on the “best net after-tax” payment approach contemplated by the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers (CIC Severance Plan) described in more detail below. Without the reduction, the amount for Mr. Slater would have increased by $668,248. A portion of the amounts for Mr. Slater constitutes “excess parachute payments” under Section 280G of the Code, subject to a 20% excise tax payable by the officer. Benefits listed for the Senior Plan and Supplemental Plan (collectively, the “defined benefit plans”) and the Supplemental CEOP would be payable immediately upon a change in control (as defined under these plans). However, because our NEOs are specified employees as defined in Code Section 409A, benefits may not be paid in the first six months after retirement but will be paid in a lump sum as soon as practicable thereafter. The benefits reported represent the present value of the benefits under the defined benefit plans on December 31, 2023 and the market value of the phantom investments in the Supplemental CEOP account. Footnotes 7 and 8 describes the treatment of the retention payments and equity awards upon a change in control, respectively.

(6)For our NEOs, with the exception of Mr. Sutton, severance payments for a termination without “cause” equal salary plus the participant’s target bonus opportunity under the STIP. For terminations occurring during or after the second quarter of the calendar year of the qualifying termination, the participant will be entitled to receive a payout of their current year bonus, determined by multiplying the average actual payout (as a percentage of the annual STIP target) for all participants in the STIP in the same organization unit by a fraction, the numerator of which is the number of full weeks in the calendar year prior to the qualifying termination and the denominator of which is 52. In the event of a change in control, our NEOs’ severance payments would be determined in the same manner as described above, except that under the CIC Severance Plan, Mr. Sutton would receive three times the calculated severance value and the other NEOs would receive a multiple of two times the calculated severance value.

The Transition Agreement modified Mr. Sutton’s participation in the Executive Severance Plans. More specifically, Mr. Sutton is no longer eligible for the Severance Plan, effective as of the date of the Transition Agreement. Mr. Sutton shall remain eligible to participate in the CIC Severance Plan, through the date on which he transitions to the role of Special Advisor to the company; however, any benefits Mr. Sutton receives pursuant to the Transition Agreement will be reduced by the value of benefits received under the CIC Severance Plan.

(7)As described earlier, the Retention Agreements with Mr. Slater, Ms. O’Brien, and Mr. Gumpel provide that all unvested amounts will become 100% vested and paid in a single cash lump sum within 30 days of an executive’s termination due to death, disability or without cause or upon the occurrence of a change in control.

(8)For performance shares vested as of December 31, 2023, but not paid as of that date, the amount of the vested performance share award is included. All unvested performance shares vest on a change in control and are paid in cash at the target level. An executive whose employment terminates for “cause” or without our consent does not receive any unvested performance share awards. Generally, we have assumed payouts at the target amount of unvested performance shares. For Mr. Sutton, the value in the column labeled “Termination by Olin without Cause” also includes the maximum aggregate payout of unvested performance shares based on actual achievement of the performance metrics applicable to his performance share awards as of December 31, 2023. The time-based vesting condition of Mr. Sutton’s award was satisfied as of January 1, 2024. Under the performance share program, an executive whose employment terminates as the result of disability or retirement receives a pro rata share of unvested performance share awards (based on actual Olin performance for the full performance period and the number of months worked in the performance cycle) payable in cash at the time it would otherwise be payable. In

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the event of an executive’s death before performance shares have vested, his or her estate receives a pro rata share of his or her target award in cash. Our committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. Upon the executive’s death, all unvested options vest automatically and his or her estate or heirs could exercise those options within the term of the option.

(9)Amounts in this line represent a cash payout of all stock options and performance shares that were not vested as of December 31, 2023. Under equity plans and severance plans (a) all performance share awards vest at target level and are paid upon a change in control (as defined for these awards), and (b) all restricted stock awards and options remain outstanding and accelerate and vest upon a change in control only if the acquirer does not assume or replace those equity awards or there is a termination of employment without “cause” or a constructive termination within three years after the change in control. Constructive termination occurs when the executive terminates his or her employment (after appropriate notice and an opportunity to cure) because (i) the executive is required to relocate by more than fifty miles; (ii) the executive’s salary is reduced or is not increased on a basis consistent with the salary system for executive officers in place before the change in control; (iii) the employer fails to maintain the executive’s incentive compensation plans or health, welfare and retirement plans on substantially the terms in effect prior to the change in control; or (iv) the executive is assigned duties inconsistent with the executive’s position prior to the change in control, or (v) the employer takes actions that result in a diminution of the executive’s responsibilities or a substantial reduction in resources to carry out his duties.

(10)Accrued unused vacation for the current year is paid to all salaried employees who leave Olin and is therefore not included in this table. Medical benefits are provided to all salaried employees hired prior to November 23, 2009, who are eligible for early retirement. Under our severance policy, Mr. Sutton and our other NEOs would be eligible for healthcare coverage while receiving severance payments in the event of a termination without “cause.” In the event of a change in control, Mr. Sutton would be eligible for healthcare coverage for 36 months at an estimated cost of $54,000 and our other NEOs would be eligible for healthcare coverage for 24 months at an estimated cost of $36,000.

(11)An executive may elect payment of benefits in any of the available payment forms under the defined benefit plans. Under the Supplemental Plan applicable only to Mr. Slater and the Qualified Plan, benefit payments are reduced on an actuarial basis, if the executive elects a form of payment other than a lifetime annuity. The Qualified Plan and Supplemental Plan benefits above assume payment in the form of a joint and survivorship benefit. The executive may also elect to receive benefits from the Senior Plan and the Supplemental Plan in the form of a lump sum. Any amount payable upon termination of employment is paid six months after termination to comply with Code limitations. Except with respect to a change in control, the benefits reported for the Senior Plan and Supplemental Plan include six months of payments in recognition of the deferral of the commencement of benefits required by Code Section 409A.

In the event of a change in control, each executive participating in the relevant plan receives a cash payment in an amount equal to the cost to purchase an annuity that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after tax benefit he or she would have received under the plans. The amounts in the table represent this lump sum cash payment. As noted above, Messrs. Sutton and Schumacher and Ms. O’Brien are not eligible to participate in these Plans.

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The benefit amounts reported in each of the columns above assume a 50% joint and survivorship benefit. If the participating executive instead elects annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive
	Quit/Early Retirement (2)	Normal Retirement	Termination Without Cause (3)	Termination for Cause (4)	Change in Control (5)
Todd A. Slater
Qualified Plan	$14,680	$14,680	$10,570	$14,680	$10,570
Supplemental Plan	$2,692	$—	$2,692	$2,692	$2,692
Senior Plan	$—	$—	$—	$—	$—
Damian Gumpel
Qualified Plan	$9,670	$10,699	$9,670	$9,670	$9,670

(12)Amounts in this line reflect the cash compensation to Mr. Sutton under the transition agreement. The equity compensation component of the transition agreement is reflected in the Equity Awards line more fully described in footnote 8.

Payments Upon Disability
If the employment of a NEO terminates in connection with a disability, the NEO would receive disability benefits equal to 60% of salary until the executive is no longer disabled or elects to take early retirement or reaches the age of 65 (except in the case of an employee who is over age 61 at the time the disability occurs). If the disability occurs after age 61, the maximum benefit duration extends from 12-60 months depending on the executive’s age. All NEOs have elected the 60% level of coverage.

Executive Severance Plans

Executive Severance Plans. We have two Executive Severance Plans, both of which cover any officer of Olin who is subject to the reporting rules under Section 16 of the Exchange Act, including all of our NEOs: the Olin Corporation Severance Plan for Section 16(b) Officers (Severance Plan) and the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers (CIC Severance Plan). We refer to the Severance Plan and CIC Severance Plan as the Executive Severance Plans.

The Severance Plan provides payments and benefits to our NEOs and other covered executives in the event of certain qualifying terminations of their employment (other than in connection with a change in control of Olin) and the CIC Severance Plan provides payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of Olin.

Under the Severance Plan, if the executive’s employment is terminated by Olin without “cause” (other than in connection with a change in control of Olin), the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)an amount equal to the sum of (i) the executive’s annual salary and (ii) the executive’s target annual cash incentive opportunity for the year of termination, payable in twelve equal monthly installments;
(2)if the termination occurs in the last three quarters of the year, a pro-rated annual cash incentive payment for the year of termination based on Olin’s actual performance and payable at such time such incentive payments are payable to other employees of Olin;

(3)the continuation of medical, dental and life insurance benefits for the executive and his or her dependents for a period of twelve months at active employee rates under the applicable Olin plans or programs; and

(4)outplacement services for a period of up to twelve months.

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Payments and benefits under the CIC Severance Plan are “double trigger”, which means they are paid only if (i) there is a change in control of Olin and (ii) the executive’s employment is terminated by Olin without “cause” or the executive resigns for “good reason,” in either case, upon or within two years following the change in control. If this occurs, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)an amount equal to two times (or three times in the case of Mr. Sutton) the sum of (i) the executive’s annual salary and (ii) the executive’s target annual cash incentive opportunity for the year of termination, payable in a lump sum;

(2)if the termination occurs in the last three quarters of the year, a pro-rated annual cash incentive payment for the year of termination based on the executive’s target annual cash incentive opportunity for the year of termination, payable in a lump sum;

(3)the continuation of medical, dental and life insurance benefits for the executive and his or her dependents for a period of twenty-four months (or thirty-six months in the case of Mr. Sutton) at active employee rates under the applicable Olin plans or programs; and

(4)outplacement services for a period of up to twelve months.

Such severance payments and benefits under the Executive Severance Plans are not available if the executive’s employment is terminated for “cause” by Olin or terminates due to death or “disability”. Except as provided under the CIC Severance Plan for resignations due to “good reason,” an executive is not eligible for severance payments and benefits due to voluntary termination of employment by the executive.

The provisions of our equity plans similarly require a “double trigger” (change in control and termination without “cause” or for “good reason” within two years of the change in control) for early vesting of all equity awards, other than performance shares and awards the acquirer fails to assume or replace. Performance shares vest automatically upon a change in control with or without a termination of employment and are paid at target levels. If the other equity awards (options and restricted stock awards) are not assumed by the acquirer or replaced with equivalent benefits, these equity awards also vest upon the change in control, with or without termination of employment.
The Executive Severance Plans contain an extensive definition of “change in control”, but generally a change in control occurs if:

(1)a person or entity acquires beneficial ownership (as defined in the Exchange Act) of 20% or more of our common stock unless (a) the acquiring party is Olin, our subsidiaries or our benefit plans, an underwriter holding the shares temporarily for an offering, or a group that includes the executive who is a participant in the CIC severance plan or an entity that such executive controls, (b) the percentage increase occurs solely because the total number of shares outstanding is reduced by Olin repurchasing its stock or (c) the acquisition is directly from Olin;

(2)a majority of our board members change (other than new members elected or nominated by at least 2/3 of the then-current board, unless such new member became a director pursuant to an actual or threatened proxy contest or similar dispute);

(3)we (or any of our subsidiaries) sell all or substantially all assets, or merge or engage in a similar transaction, unless, immediately following such transaction, (a) our shareholders own a majority of the voting interest of Olin or its successor (in approximately the same ratios as before the transaction) and (b) neither of the events described in items (1) or (2) above has occurred for Olin or its successor; provided that a transaction that would otherwise constitute a change in control under this item (3) will not be considered a change in control if: (i) at least a majority of our board members immediately before the transaction remain as board members after the transaction, (ii) at least 75% of our executive officers immediately before the transaction remain as executive officers after the transaction, and our board members at the time of approval of the transaction determine in good faith that such executive officers are expected to remain as executive officers for a significant period after the transaction, and (iii) 2/3 of such board members determine that the transaction shall not be deemed to be a change in control; or

(4)our shareholders approve a plan of complete liquidation or dissolution of Olin.

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All payments and other benefits under the Executive Severance Plans are subject to the executive’s execution and non-revocation of, and continued compliance with, a separation release agreement. The separation release agreement includes a general release of all claims against Olin and the executive’s compliance with restrictive covenants provided under the Executive Severance Plans, including ongoing non-disparagement requirements with respect to Olin and certain non-competition and non-solicitation covenants during the executive’s severance period. The executive, regardless of the circumstances of the executive’s termination of employment, would also be prohibited from disclosing our trade secrets and other confidential information.

If payments and benefits under the CIC Severance Plan to an executive would constitute an “excess parachute payment” under Code Section 280G and subject the executive to golden parachute excise taxes under Code Section 4999, the CIC Severance Plan utilizes a “best net after-tax” payment approach which reduces the executive’s payments and benefits to an amount that results in the greatest after-tax benefit for the executive, taking into account any such excise tax and any applicable federal, state and local taxes. The Executive Severance Plans and our equity plans do not provide for any excise tax gross-up benefit to any executive.

Treatment of Equity Awards Under Plans

Retirement. When an employee retires:

•vested stock options may be exercised for the remaining option term;

•vested but unpaid performance shares will be paid as specified in the performance share program; and

•the retired employee receives a pro rata payout in cash of any unvested performance share award at such time it would otherwise be paid.

Our committee has discretion to waive vesting periods for stock options, restricted stock and restricted stock units.

Change in Control. As noted above, our various equity plans provide that options and restricted stock awards vest upon a change in control (as defined in the Executive Severance Plans) only if there is also a termination of employment or constructive termination, or the acquiring company fails to assume these awards or substitute equivalent awards. Outstanding performance shares vest and are paid upon a change in control. The plans do not include excise tax gross-up provisions.

Transition Agreement. In connection with Mr. Sutton’s Transition Agreement, the outstanding equity awards will be treated as follows: maintenance of his initial performance share award and 2021 performance share award (which shall vest and be paid in accordance with the applicable award terms – with the initial performance share award paid in January 2024); maintenance of his 2022 performance share award and ability to vest in such award following the End Date (subject to the other terms and conditions of such award); accelerated vesting of his unvested 2022 stock options on the End Date; and continued exercisability of his vested stock options as of the End Date through October 31, 2025 (irrespective of contrary provisions in the applicable award agreement(s)). At the End Date as specified in the Transition Agreement, equity awards granted to Mr. Sutton in 2023 that have not vested in accordance with their original terms will be forfeited.

Pension Plans

Qualified Plan. The Qualified Plan provides that if, within three years after a change in control (as defined in the Qualified Plan), any corporate action is taken or filing made in contemplation of events such as a plan termination or merger or other transfer of assets or liabilities of the plan, and such event later takes place, plan benefits automatically increase to absorb any surplus plan assets. Under the Qualified Plan, a change in control occurs if:

•a person or entity acquires control of 20% or more of our common stock;

•a majority of our board members change in a two-year period (other than new members nominated by at least 2/3 of the then-current board);

•all or substantially all of our business is sold through a merger or other transaction unless Olin is the surviving corporation or our shareholders own a majority of the voting interest of the new company; or

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•our shareholders approve a sale of all or substantially all of our assets or the dissolution of Olin.

Supplemental Plan and Senior Plan. In the event of a change in control (defined in a manner compliant with Code Section 409A), we must pay a cash amount sufficient to purchase an annuity that provides the monthly after tax benefit the employee would have received under the Supplemental Plan and the Senior Plan. Those payments would be based on benefits accrued as of the change in control. Benefits were frozen at the end of 2007, although continued employment counts toward years of service for vesting and early retirement eligibility. As described above, payments of amounts accrued through October 5, 2015, were made under these two plans in 2015, and only a residual benefit for an early retirement allowance for Mr. Slater remains payable in the future.

DIRECTOR COMPENSATION

In 2023, our compensation package for non-employee directors consisted of:
•an annual retainer of $140,000, of which at least $40,000 must be taken in shares of common stock or, at the director’s election, credited as phantom stock units in the director’s deferred stock account;

•phantom stock units with an aggregate fair market value equal to $115,000 on the valuation date, rounded to the nearest 100 shares which are credited to the director’s deferred stock account;

•a $30,000 annual cash fee for the Lead Director;

•a $15,000 annual cash fee for the chairs of the Directors and Corporate Governance Committee, a $20,000 annual fee for the chair of the Compensation Committee, and a $25,000 annual fee for the chair of the Audit Committee; and

•participation in a charitable gift program, where we make a 50% matching contribution (up to a total of $5,000 per year) for the director’s gifts to charities that meet the requirements of Code Section 501(c)(3).

Fair market value for determining the number of shares included in all phantom stock unit and common stock awards described above is equal to the average of the high and low sales price of our common stock on May 1 of the applicable year or the first day in May on which the NYSE is open for trading.

Each of Olin’s non-employee directors participates in the Directors Plan, under which the common stock and phantom stock unit amounts are paid. In addition to the phantom stock units which must be deferred, a director may elect to defer other portions of his or her compensation (cash and/or shares of common stock) as phantom stock units.

The following table shows all cash, stock retainers and compensation earned or received at the director’s election in the form of common stock or phantom stock units, and other compensation earned or paid to each of our non-employee directors during 2023. Each of the directors listed below served for the entire year except for Ms. Piggott who was elected to our Board by our Board on June 5, 2023.

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2) ($) (c)	All Other Compensation (3) ($) (d)	Total ($) (e)
Beverley A. Babcock	$125,000	$155,077	$—	$280,077
C. Robert Bunch	$120,053	$155,077	$5,000	$280,130
Matthew S. Darnall	$100,007	$155,077	$5,000	$260,084
Julie A. Piggott	$83,339	$129,231	$—	$212,570
Earl L. Shipp	$100,000	$155,077	$—	$255,077
William H. Weideman	$130,000	$155,077	$—	$285,077
W. Anthony Will	$100,007	$155,077	$—	$255,084
Carol A. Williams	$115,000	$155,077	$5,000	$275,077
____________________

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(1)In 2023, Messrs. Bunch, Darnall, and Will, and Ms. Piggott elected to receive all or a portion of their compensation in deferred cash or phantom stock units credited to their respective deferred cash and stock accounts under the Directors Plan. The fair value of their compensation received in the form of phantom stock units is included in this column calculated in accordance with ASC Topic 718. Ms. Piggott elected to defer the receipt of her $100,000 annual cash retainer in her deferred cash account; and Messrs. Bunch, Darnall and Will, elected to defer all of their compensation as phantom stock units in their respective deferred stock accounts.

(2)This column represents the grant date fair value of 2023 stock awards to directors calculated in accordance with ASC Topic 718.

(3)Consists of amounts we contributed in 2023 to charities on behalf of directors under our matching charitable gifts program available to all employees and directors, as follows:

Name	Charitable Gift Matching Contributions
C. Robert Bunch	$5,000
Matthew S. Darnall	$5,000
Carol A. Williams	$5,000
The Compensation Committee of our Board is responsible for reviewing and establishing the compensation of our non-employee directors that is externally competitive and designed to align the interests of the directors with our shareholders. In discharging this responsibility, the Compensation Committee considers recommendations from Exequity. All stock-based compensation for our directors is governed by the Directors Plan. The annual stock grant, retainer stock grant and cash retainer are paid for the 12-month period running from May 1 to April 30, with payments made on or about May 1 or the first day in May on which the NYSE is open for trading.

Under the Directors Plan, directors may choose to defer the cash portion of their compensation to their cash or stock accounts. We credit their deferred accounts with quarterly interest (on the cash portion) and with dividend equivalents (on the phantom stock portion). Phantom stock units are paid out in shares of our common stock or, at the director’s election, in cash upon the director leaving our Board, or at one or more later dates selected by the director. We also pay the balance of any deferred account to the director if there is a change in control—generally if:

•a person or group acquires 40% or more of our assets, 30% or more of our stock, or a majority of the market value or voting power of our stock, or

•a majority of our board members are not endorsed by the directors in office at the time of election.

We have stock ownership guidelines for our non-employee directors where each such director is expected to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after the director joins our board. With the exception of Mr. Darnall and Ms. Piggott, who joined our Board on September 30, 2021 and June 5, 2023, respectively, all of our other current non-employee directors met these guidelines and are in compliance with these guidelines as of the date of this Proxy Statement.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s 2023 annual report on Form 10-K and Proxy Statement for the 2024 annual meeting of shareholders.

C. Robert Bunch, Chairman Julie A. Piggott Earl L. Shipp W. Anthony Will
February 21, 2024

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PAY RATIO DISCLOSURE

As required by applicable law and SEC regulation, we calculated a reasonable estimate of the ratio of the combined annual total compensation of Scott M. Sutton, our Chairman, President and CEO, compared to that of our median employee in 2023.

Based on the information described below, for 2023, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 135 to 1.

We used the same median employee for the pay ratio calculation in 2023 as in 2022. There was no significant change in our employee population or in the median employee’s compensation arrangement or other material change during those years that would significantly affect our pay ratio calculation. As of December 31, 2023, our global employee population consisted of 7,400 individuals working at Olin and its consolidated subsidiaries. This includes 6,248 United States (U.S.) employees. We identified our median employee for the 2022 pay ratio analysis using the methodology and the material assumptions, adjustments, and estimates described below.

Employee Population and Compensation

As of December 31, 2022, our global employee population consisted of 7,873 individuals working at Olin and its consolidated subsidiaries. This includes 6,647 U.S. employees.

Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees.
•Salary and overtime pay—the fixed portion of compensation, paid without regard to financial or operational performance.

•Short-term incentive/variable compensation plans—the variable portion of compensation, paid with regard to financial, operational, and individual performance.

•Other benefit programs, such as health insurance and retirement plan contributions, depending on the practices and laws of the country of employment, and for certain employees, equity awards.

Adjustment and Assumptions

In determining the median employee in 2022, we applied the allowed de minimis exception to exclude 377 employees in the following countries: China (137); Brazil (116); South Korea (35); Australia (28); Netherlands (20); Mexico (10); Japan (7); Hong Kong (5); Taiwan (5); Russia (3); Singapore (3); Thailand (3); India (3); Denmark (1); and Turkey (1). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded.

We selected gross earnings (unreduced by any pre-tax medical or other benefits in the U.S.) as the appropriate measure of compensation and applied the same measure for employees in non-U.S. countries. This approach allowed us to include all elements of compensation while simplifying the process of gathering the relevant information. It also allowed us to reasonably compare compensation for North American employees and that of employees in multiple international locations. We obtained the information for our non-North American-based employees from information maintained by a third party payroll processing provider in each country.

We considered gross earnings for all of our employees (other than those non-U.S. employees excluded under the de minimis exemption described above), during the 12-month period ended December 31, 2022—our fiscal year. We did not make cost-of-living adjustments and did not annualize compensation of employees hired during 2022.

In calculating employee compensation of non-U.S. employees, we averaged the month-end exchange rates for each month in 2022 and applied this average exchange rate to the relevant foreign currencies to convert compensation to U.S. dollars.

Median Employee

Using the methodology described, we determined that the median employee for the 12-month period ended December 31, 2022, was a full-time, hourly Machine Adjuster in the Winchester division, working in the U.S. As noted

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above, we used 2022 gross earnings to identify this employee as our median employee.

For the 12-month period ended December 31, 2023, the median employee had gross earnings (wages and overtime pay) of approximately $77,952. We determined the annual total compensation of this “median employee” by calculating the elements of 2023 compensation in accordance with the requirements that apply to the Summary Compensation Table for our NEOs on page 43. This resulted in annual total 2023 compensation of $88,993.

For the 2023 annual total compensation of our CEO, we used the amount reported in the Total column (column (j)) of our Summary Compensation Table on page 43 of $11,982,531.

PAY VERSUS PERFORMANCE

The following table shows the total compensation for our NEOs for the past four fiscal years as set forth in the Summary Compensation Table (SCT), the compensation actually paid (CAP) to our CEO, and on an average basis, our other NEOs, Olin’s total shareholder return (TSR), the TSR of our peer group, our Net Income (Loss), and our financial performance measure for compensatory purposes, Adjusted EBITDA. The CAP is calculated in accordance with Item 402(v) of Regulation S-K and is subject the adjustments contained therein which may differ materially from our NEOs cash compensation as paid by Olin.

Year	SCT Total for First CEO (1) ($)	SCT Total for Second CEO (1) ($)	Average SCT Total for Other NEOs (2) ($)	CAP to First CEO (3) ($)	CAP to Second CEO (3) ($)	Average CAP to Other NEOs (3) (4) ($)	TSR (5) ($)	Peer Group TSR (5) ($)	Net Income (Loss) ($ in millions)	Adjusted EBITDA ($ in millions)

2023	$11,982,531	N/A	$2,306,226	$13,528,609	N/A	$2,417,626	$347	$138	$460.2	$1,310.1
2022	$10,745,566	N/A	$2,386,281	$8,902,735	N/A	$572,337	$336	$119	$1,326.9	$2,427.8
2021	$10,105,293	N/A	$3,217,587	$41,203,583	N/A	$11,724,673	$359	$126	$1,296.7	$2,493.3
2020	$1,646,019	$8,030,259	$2,501,366	$8,191,019	$17,507,746	$4,232,125	$151	$108	$(969.9)	$636.0
___________________
(1)Our First CEO for the years presented represents Mr. Sutton. Mr. Sutton became President and CEO of Olin on September 1, 2020. Mr. Sutton became Chairman, President, and CEO on April 22, 2021. Our Second CEO represents John E. Fischer who was Chairman, President, and CEO prior to Mr. Sutton.

(2)The Other NEOs for each applicable year are as follows:
2023: Todd A. Slater, Dana C. O’Brien, Patrick M. Schumacher, and Damian Gumpel
2022: Todd A. Slater, Dana C. O’Brien, Patrick M. Schumacher, Damian Gumpel, and Pat D. Dawson
2021: Todd A. Slater, Pat D. Dawson, James A. Varilek, and Damian Gumpel
2020: Todd A. Slater, Pat D. Dawson, James A. Varilek, and Brett A. Flaugher

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(3)The following adjustments were made to the SCT total in order to calculate CAP. Amounts presented for Other NEOs reflect an average for the Other NEOs for that applicable year:

			Pension Adjustments	Equity Award Adjustments (i)
Year	Executives	SCT Total ($)	Deduct Change in Pension Value and Nonqualified Deferred Compensation Earnings from SCT ($)	Deduct Stock Awards from SCT ($)	Deduct Option Awards from SCT ($)	Add Year End Value of Awards Granted in Current Year ($)	Add Change in Value of Awards Granted in Prior Years ($)	Add Change in Value of Awards Granted in Prior Years which Vested in Current Year ($)	Deduct Awards Which Failed to Meet Vesting Conditions (4) ($)	Add Accrued Dividends and Interest ($)
2023	First CEO	$11,982,531	$—	$(4,754,436)	$(4,545,892)	$7,962,995	$(339,246)	$3,222,657	$—	$—
	Other NEOs	$2,306,226	$(5,700)	$(640,547)	$(612,449)	$1,072,832	$(51,377)	$347,167	$—	$1,474
2022	First CEO	$10,745,566	$—	$(3,975,484)	$(3,657,786)	$8,406,229	$(2,209,860)	$(405,930)	$—	$—
	Other NEOs	$2,386,281	$—	$(653,429)	$(599,818)	$1,212,539	$(166,284)	$(146,115)	$(1,461,529)	$692
2021	First CEO	$10,105,293	$—	$(4,479,480)	$(3,055,253)	$18,553,023	$20,080,000	$—	$—	$—
	Other NEOs	$3,217,587	$—	$(1,055,590)	$(601,537)	$3,825,319	$5,271,902	$1,064,359	$—	$2,633
2020	First CEO	$1,646,019	$—	$(1,012,500)	$—	$7,557,500	$—	$—	$—	$—
	Second CEO	$8,030,259	$(22,921)	$(3,532,102)	$(2,730,000)	$12,626,812	$3,247,818	$(113,722)	$—	$1,602
	Other NEOs	$2,501,366	$(172,064)	$(924,710)	$(507,325)	$2,731,147	$618,107	$(25,078)	$—	$10,682

(i)Our valuation assumptions used to calculate the fair value of equity awards reflect changes in our stock price and related volatility, changes to the length of the awards solely due to the passage of time, and updates to market driven assumptions such as the risk-free interest rate.

(4)CAP for 2022 reflects the retirement of Mr. Dawson effective April 30, 2022 which resulted in the cancellation of his outstanding and unvested stock option awards and pro-ration of his outstanding and unvested performance share awards. Excluding the impact of Mr. Dawson’s retirement, the Average CAP in 2022 would have been $2,033,866.

(5)TSR is determined based on the value of an initial fixed investment of $100. Our peer group reflects the performance of the S&P 1500 Commodity Chemicals Index.

Relationship Between Compensation Actually Paid and Performance Measures

The table above displays a high correlation between compensation actually paid to our NEOs (as adjusted for continuing NEOs) and Olin’s performance, which is consistent with our compensation philosophy described in our Compensation Discussion and Analysis on page 30. As shown above, Olin’s cumulative TSR has exceeded the cumulative peer group TSR during the past three years. Compensation actually paid to our NEOs (as adjusted for continuing NEOs) tracks closely with TSR and moves directionally with our performance indicating the strong relationship between the two metrics. Compensation actually paid also directionally reflects changes in our net income and Adjusted EBITDA; during the years when Olin’s performance increased, so did our compensation actually paid and vice versa. Our equity incentives are sensitive to changes in stock price as shown in the table in 2021 during which our stock price significantly increased relative to 2020 resulting in an increase in compensation actually paid. The charts below show, for the past four years, the relationship of Olin’s TSR relative to its peers as well as the relationship between the CEO and non-CEO compensation actually paid and (1) Olin’s TSR, (2) Olin’s net income (loss), and (3) Olin’s Adjusted EBITDA.

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Required Tabular Disclosure of Most Important Measures to Determine Compensation Actually Paid

Most Important Performance Measures
Adjusted Cash Flow
Levered Free Cash Flow
Adjusted EBITDA
Net Income (LTIP)
Relative Total Shareholder Return

The measures listed above represent the most important performance measures we use to determine compensation actually paid. Adjusted Cash Flow, Levered Free Cash Flow and Adjusted EBITDA are measures used to assess performance against targets included in the short-term incentive program. Within our long-term incentive program, Net Income (LTIP) and Relative Total Shareholder Return are measures used specifically in the Performance Share Program.

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ITEM 2—PROPOSAL TO CONDUCT AN ADVISORY VOTE TO
APPROVE THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Following the advisory vote on the frequency of a shareholder vote on executive compensation at our 2023 annual meeting, our Board decided to continue with the annual advisory vote by shareholders to approve the compensation for our NEOs.

You are being asked to cast an advisory vote on approval of the compensation of our NEOs at the 2024 annual meeting. This proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Exchange Act. The proposal gives you the opportunity, on an advisory vote basis, to approve or not approve the compensation of our NEOs through the following resolution:

“RESOLVED, that the compensation paid to the Olin named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure set forth in the proxy statement for Olin’s 2024 annual meeting, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on our Board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. Our Compensation Committee does intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval
Approval of this proposal requires that more votes be cast FOR this proposal than are cast AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast and thus will not have any effect on the result of the vote.
Our Board recommends a vote FOR approval of this resolution.

ITEM 3—PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was our independent registered public accounting firm for 2023 and 2022. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2023		2022
Nature of Service	$	%	$	%
Audit Fees (1)	$4,525	100%	$4,160	100%
Audit Related Fees	—	—	—	—
Tax Fees
Tax Compliance	—	—	—	—
Tax Consultation and Planning	—	—	—	—
All Other Fees	—	—	—	—
	$4,525	100%	$4,160	100%
____________________
(1)Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, and consents.

Our audit committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by our audit committee at each scheduled meeting. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

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Olin’s audit committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•The annual budget for all such services will be submitted to the committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•At each subsequent audit committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•Any services not detailed in the budget or on the list of specific pre-approved services must be approved by our Committee. In the event that approval is needed for a service in advance of a regularly scheduled audit committee meeting, our Committee chair is authorized to approve the service and report such approval to the other Committee members at the next regularly scheduled Committee meeting.

In 2023, our Audit Committee pre-approved all audit and audit-related services.
Who has our Audit Committee selected as Olin’s independent registered public accounting firm for 2024?
Olin’s Audit Committee is solely responsible for hiring and compensating Olin’s independent registered public accounting firm. After considering KPMG’s 2023 performance and the fees proposed for their preliminary audit plan for 2024, our Audit Committee has selected KPMG as our independent registered public accounting firm for 2024.
Is a shareholder vote required to approve Olin’s independent registered public accounting firm?
Neither Virginia law nor Olin’s Bylaws require Olin to submit this matter to the shareholders at our annual meeting. However, our Board and Audit Committee chose to submit it to the shareholders to ascertain their views.
Will I have an opportunity to hear from KPMG and ask them questions?
We expect representatives of KPMG to be present at our annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Vote Required for Ratification
To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2024 the votes cast FOR this proposal must exceed the votes cast AGAINST this proposal. Abstentions and broker non-votes will not be counted as cast on this proposal and thus will not have any effect on the result of the vote.
If the shareholders’ ratification vote does not support our Audit Committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2024, our Audit Committee will take the vote into consideration in making next year’s selection. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time if it is determined that such a change would be in the best interests of Olin and its shareholders.
Our Board recommends a vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2024.

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ITEM 4—SHAREHOLDER PROPOSAL
Olin has received a shareholder proposal from Gary Perinar, as fund trustee of the Mid-America Carpenters Pension Fund, the owner of 49,700 shares of Olin common stock (the “Proponent”). Olin will provide the Proponent’s address promptly upon a shareholder’s oral or written request. The Proponent has requested that Olin include the following proposal and supporting statement in the proxy statement for the 2024 annual meeting. The proponent is responsible for the content of this proposal, and, as a result, Olin is not responsible for any inaccuracies the proposal or the supporting statement may contain. The proposal may be voted on at the 2024 annual meeting only if properly presented by the Proponent or the Proponent’s qualified representative.
For the reasons set forth following the Proponent’s statement, our Board recommends that you vote AGAINST this proposal.
DIRECTOR ELECTION RESIGNATION BYLAW PROPOSAL:
Resolved: That the shareholders of Olin Corporation (“Company”) hereby request that the board of directors take the necessary action to adopt a director election resignation bylaw that requires each director nominee to submit an irrevocable conditional resignation to the Company to be effective upon the director’s failure to receive the required shareholder majority vote support in an uncontested election. The proposed resignation bylaw shall require the Board to accept a tendered resignation absent the finding of a compelling reason or reasons to not accept the resignation. Further, if the Board does not accept a tendered resignation and the director remains as a “holdover” director, the resignation bylaw shall stipulate that should a “holdover” director fail to be re-elected at the next annual election of directors, that director’s new tendered resignation will be automatically effective 30 days after the certification of the election vote. The Board shall report the reasons for its actions to accept or reject a tendered resignation in a Form 8-K filing with the U.S. Securities and Exchange Commission.
Supporting Statement: The Proposal requests that the Board establish a director resignation bylaw to enhance director accountability. The Company has established in its bylaws a majority vote standard for use in an uncontested director election, an election in which the number of nominees equal the number of open board seats. Under applicable state corporate law, a director’s term extends until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Therefore, an incumbent director who fails to receive the required vote for election under a majority vote standard continues to serve as a “holdover” director until the next meeting of shareholders. A Company governance policy currently addresses the continued status of an incumbent director who fails to be re-elected by requiring such director to tender his or her resignation for Board consideration.
The new director resignation bylaw will set a more demanding standard of review for addressing director resignations then that contained in the Company’s resignation governance policy. The resignation bylaw will require the reviewing directors to articulate a compelling reason or reasons for not accepting a tendered resignation and allowing an un-elected director to continue to serve as a “holdover” director. Importantly, if a director’s resignation is not accepted and he or she continues as a “holdover” director but again fails to be elected at the next annual meeting of shareholders, that director’s new tendered resignation will be automatically effective 30 days following the election vote certification. While providing the Board latitude to accept or not accept the initial resignation of an incumbent director that fails to receive majority vote support, the amended bylaw will establish the shareholder vote as the final word when a continuing “holdover” director is not re-elected. The Proposal’s enhancement of the director resignation process will establish shareholder voting in director elections as a more consequential governance right.
OLIN’S BOARD’S STATEMENT OPPOSING THE PROPOSAL
After careful consideration, our Board believes that it is not in the best interests of Olin or its shareholders to approve the proposed resolution. Our Board recommends a vote AGAINST Item 4 because the proposal (1) would require Olin to violate Virginia law, and (2) is unnecessary as our current governance framework already provides similar procedures that comply with Virginia law.

The Proposal Would Require Olin to Violate Virginia Law. The proposal requires our Board to accept a tendered resignation “absent the finding of a compelling reason or reasons to not accept the resignation.” Olin is incorporated under the laws of Virginia. Section 13.1-673B of the Virginia Stock Corporation Act (the “VSCA”) mandates that “[a]ll corporate powers shall be exercised by or under the authority of the board of directors, and the business and affairs of the corporation managed under the direction, and subject to the oversight, of the board of directors.” Section 13.1-690A of the VSCA specifies the standard of conduct directors must follow in fulfilling their mandated oversight responsibility. In Virginia, “[a] director shall discharge his duties as a director. . . in accordance with his good faith business judgment of the best interests of the corporation.” Virginia courts and federal courts applying Virginia law support the position that directors in Virginia are protected in their decision-making so long as those directors exercised their “good faith business judgment

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of what is in the best interests of the corporation.” Under this standard, our Board must consider and balance a number of factors in deciding whether to accept a resignation. The proposal, however, would limit the Board’s ability to exercise its managerial power and fiduciary duties to the corporation and its shareholders in violation of the VSCA. The proposal would impermissibly bind current and future directors on matters involving the management of the corporation. Accordingly, Olin cannot and should not implement the proposal that would change that standard in any way.

The proposal further requires that if the Board does not accept the resignation of a holdover director following an annual shareholder meeting, the director’s resignation will be “automatically effective” 30-days after the certification of the election vote. The proposal would end the term of any holdover director and remove the director from office if the director does not receive a majority of “votes cast” at the subsequent annual meeting. Section 13.1-680C of the VSCA, however, requires that a director may be removed only if the number of votes cast to remove the director constitutes a majority of the “votes entitled to be cast” at an election of directors. The proposal therefore would substitute the lower voting threshold of a majority of votes cast for the director’s removal, in contravention of the VSCA.

Our Current Governance Framework Already Provides Similar Procedures That Comply With Virginia Law. Our current Principles of Corporate Governance adopted by our Board provide that if a director does not receive majority vote support in an uncontested election, then that director “shall promptly submit his or her offer to resign to the Board.” The Nominating and Governance Committee, or another committee made up of independent directors who received a sufficient vote, is then required to consider the resignation and make a recommendation to the full Board as to whether to accept or reject the offer. In accordance with the requirements of the VSCA, the full Board must consider all factors it deems relevant to the best interest of Olin, make a determination, and publicly disclose its decision and rationale within 90 days after certification of the election results.

Over the past five years, Olin’s director nominees have been overwhelmingly re-elected. Given Olin has historically implemented strong corporate governance practices supported by positive director re-election records, our Board believes that this proposal would not meaningfully enhance director accountability at Olin.

Vote Required for Approval
Approval of this shareholder proposal requires that more votes be cast FOR this proposal than are cast AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast and thus will not have any effect on the result of the vote.
Our Board recommends that you vote AGAINST this shareholder proposal.

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Olin™
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL, SIMPLY COMPLETE THE ITEMS BELOW. SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1a. Beverley A. Babcock	☐	☐	☐	1f. Earl L. Shipp	☐	☐	☐
1b. C. Robert Bunch	☐	☐	☐	1g. William H. Weideman	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1c. Matthew S. Darnall	☐	☐	☐	1h. W. Anthony Will	☐	☐	☐
1d. Kenneth T. Lane	☐	☐	☐	1i. Carol A. Williams	☐	☐	☐
1e. Julie A. Piggott	☐	☐	☐				

2. Advisory vote to approve named executive officer compensation. ☐ For ☐ Against ☐ Abstain

4. Shareholder Proposal ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE LISTED NOMINEES, "FOR" ITEMS 2 AND 3, AND "AGAINST" ITEM 4. SHOULD ANY NOMINEE BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY OUR BOARD OF DIRECTORS.

☐ Please mark this box if you plan to attend the meeting.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

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ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 25, 2024
8:00 a.m. Central Time

If you plan to attend the Annual Meeting, please mark the box on the proxy and bring this card, which will serve as your Admission Card, to the meeting.

proxy

This proxy is solicited by our Board of Directors for use at the Annual Meeting on April 25, 2024.

The shares of Olin common stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan ("CEOP"). If you are a participant and have shares of Olin common stock allocated to your CEOP account, please read the Trustee's Authorization below regarding voting of those shares.

This proxy when properly executed will be voted in the manner you have directed. If no choice is specified, the proxy will be voted "FOR" each of the listed nominees, "FOR" Items 2 and 3, and "AGAINST" Item 4.

By signing the proxy, you revoke all prior proxies and appoint DANA C. O'BRIEN and INCHAN HWANG, and each of them with full power of substitution, to act and vote all shares of Olin Corporation that the undersigned is entitled to vote on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on April 25, 2024 at 8:00 a.m. Central Time and all adjournments or postponements thereof.

Trustee's Authorization: You may direct Voya Institutional Trust Company, as Trustee of the CEOP, how to vote the shares of Olin common stock allocated to your CEOP account on the four matters listed on the reverse side by completing and mailing this Proxy/Voting Instruction Form or submitting your voting instructions online or by telephone. The Trustee will vote the shares represented by this Proxy/Voting Instruction Form as instructed if proper instructions are **received** via mail, online or by telephone before 11:59 p.m. Central Time on April 22, 2024. The Trustee will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

Vote Online, by Telephone or Mail

Your online or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ONLINE
www.proxypush.com/oln

Vote your proxy until 11:59 p.m. (CT) on April 24, 2024. CEOP participants may vote until 11:59 p.m. (CT) on April 22, 2024.

PHONE
1-866-883-3382

Use a telephone to vote your proxy until 11:59 p.m. (CT) on April 24, 2024. CEOP participants may vote until 11:59 p.m. (CT) on April 22, 2024.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope submitted in time to be received by April 24, 2024. CEOP participants' proxy cards must be **received** by April 22, 2024.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.